CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT
IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS
PRIVATE OR CONFIDENTIAL. REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY [*].

EXECUTION VERSION

Silver Stream Agreement

between

RP SP (Jersey) Ltd

as the Original Purchaser

and

RP FC (Jersey) Ltd

as Seller

i

THIS AGREEMENT is dated 22 November 2024 and made

BETWEEN:

(1) RP SP (Jersey) Ltd, registered in Jersey with company number [Redacted - Personal Information] as original purchaser (the "Original Purchaser"); and

(2) RP FC (Jersey) Ltd, (the "Seller"), registered in Jersey with company number [Redacted - Personal Information]

BACKGROUND:

WHEREAS the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, Refined Silver, subject to and in accordance with the terms and conditions of this Agreement; and

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

1. INTERPRETATION

1.1 Definitions

In this Agreement, including in the recitals and schedules hereto:

"Abandonment Property" has the meaning given to it in Clause 6.8.

"Access and Lease Agreement" means each of:

(A) the access and lease agreement dated 7 September 2024 between the Borrower and Mr Nicolaas Petrus Kotze in respect of, amongst other things, certain access rights of the Borrower for the purposes of the Exploration Mining Licence, as amended on 30 September 2024 to include certain access rights of the Borrower for the purposes of the Mining Licence;

(B) the ancillary rights agreement dated 21 July 2022 between the Borrower and [Redacted - Personal Information] in respect of, amongst other things, certain access rights of the Borrower for the purposes of the Exploration Mining Licence, as amended on 27 September 2024 to include certain access rights of the Borrower for the purposes of the Mining Licence; and

(C) any other access and lease agreement and/or ancillary rights agreement entered into by the Borrower in respect of access rights of the Borrower for the purposes of the Exploration Mining Licence.

"Additional Intra-Group Loan Guarantee" means any guarantee entered into pursuant to Clause 7.2(8).

"Additional Intra-Group Loan Guarantor'' means any guarantor pursuant to an Additional Intra-Group Loan Guarantee.

"Additional Shared Collateral" means, subject to the terms of the lntercreditor Agreement, any Encumbrance created in favour of the Security SPV in connection with the terms of a Senior Financing (other than pursuant to the Common Security Documents or pursuant to Clause 7.6 or 8.2(A)).

"Additional Shared Senior Security Document"  means a security agreement (howsoever described) entered into in respect of Additional Shared Collateral.

"Adjustment Dispute Notice" means a written notice from the Seller to the Purchaser that the Seller does not agree with any of the contents or the basis for any Adjustment Notice.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person.

"Aggregate Net Value of Refined Silver Delivered" means the aggregate sum of all Net Monthly Values of Refined Silver Delivered.

"Agreement" means this purchase and sale agreement and all attached schedules, in each case as the same may be amended, restated, amended and restated, supplemented, modified or superseded from time to time in accordance with the terms hereof.

"ANR RP" means ANR RP Limited, a private limited company incorporated in England and Wales with company number [Redacted - Personal Information]

"Anti-Corruption Laws" means the United Kingdom Bribery Act 2010, and the United States Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997 (which shall each be deemed, for the purposes of this Agreement, to apply to each Group Member as if it was subject to such laws in all respects) and all other laws, rules, and regulations of any jurisdiction applicable to the Project Entities from time to time concerning or relating to bribery or corruption, including without limitation the Anti-Corruption Act, 2003.

"Anti-Corruption Policy" means the anti-bribery and anti-corruption policy of the Project Company with effect on and as from the date of this Agreement, as the same may be amended, revised, supplemented or replaced from time to time in accordance with Clause 6.3.

"Anti-Money Laundering Laws" means any applicable anti-money laundering, anti-terrorist financing, government sanction and 'Know Your Client' Applicable Laws, whether within the Republic of Namibia or, to the extent applicable to a Group Member, elsewhere, including any regulations, guidelines or orders thereunder.

"Applicable Law" means any law (including constitutional, statutory, common law and equity), legislation or statute including any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any securities laws or requirements of stock exchanges and any consent, decree or administrative Order), or Licence of a Governmental Body, including any change in the interpretation of, or application of any of the foregoing (including the characterisation or re-characterisation of any of the Stream Documents and the transactions contemplated thereunder), in each case to the extent applicable to and legally binding upon or having the force of law over any specified Person, property, transaction or event, or any of such Person's property or assets.

"Appointing Authority" means the Institute of Chartered Accountants of England and Wales pursuant to the "President's Appointments Scheme".

"Arbitration Rules" has the meaning given to it in Clause 14.1.

"Board" means the board of directors of the Project Company.

"Business" means the business of the Project Company as set forth in the Mine Plan, being developing, constructing, owning, operating, and extracting mineral resources from, the Mine (including the ownership of all assets and possession of Licences and rights (including the Mining Licence through the Operating Agreement) required for, such business).

"Business Day" means any day, other than: (A) a Saturday, Sunday or statutory holiday in any one or more of Johannesburg, Windhoek, London or New York; or (B) a day on which banks are generally closed in any one of those cities.

"Cash Price" means 10% of the Silver Market Price on the relevant Delivery Date.

"Change of Control" of a Person (the "Subject Person") means the consummation of any transaction or related series of transactions, including any consolidation, business combination, arrangement, amalgamation or merger or any issue, Transfer or acquisition of securities, the result of which is that any other Person (other than an Affiliate of the Subject Person) or group of other Persons (other than an Affiliate of the Subject Person) acting jointly or in concert for purposes of such transaction or related series of transactions acquires Control, directly or indirectly, of the Subject Person or otherwise acquires Control, directly or indirectly and including by acting with a group of other Persons, of the Subject Person; provided that a Change of Control of any Group Member or Purchaser shall not include:

(A) a change in the beneficial ownership of voting securities of any of the Project Entities or the Purchaser (or a holding company thereof), or acquisition of Control of the Project Entities or the Purchaser (or a holding company thereof), if the common shares of any of the Project Entities or the Purchaser (or a holding company thereof) are listed on a public securities exchange at the completion of such transaction (after which, in relation to the Project Entities, such listed entity shall be regarded as the "Parent");

(B) a change in the beneficial ownership of voting securities of the Parent or the Purchaser or a listed holding company of the Purchaser if such securities were listed on a public securities exchange immediately prior to the completion of such transaction;

(C) acquisition of Control of the Parent or the Purchaser or any listed holding company of the Purchaser, if such change or acquisition results from the acquisition by a Person or Persons acting in concert of more than 50% of the voting securities of the Parent or the Purchaser or holding company, which were listed on a public securities exchange immediately prior to the completion of such transaction; or

(D) a change of Control of Appian Natural Resources Fund Ill LP or Appian Natural Resources (UST) Fund Ill LP,

if, in respect of paragraphs (A)-(C), any Person, or Persons acting in concert, acquiring such securities and/or interests is not at the time of any such acquisition a Sanctioned Person.

"Collateral" means, subject to the terms of the lntercreditor Agreement, and subject to and as specified in the relevant Security Documents:

[Redacted - Commercially Sensitive Information] [Redacted- Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information] [Redacted - Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information] [Redacted - Commercially Sensitive Information]

but shall in all cases exclude:

(1) [Redacted - Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information] [Redacted - Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information] [Redacted - Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information] [Redacted- Commercially Sensitive Information]

(items (1) to (4) together constituting, the "Excluded Property").

"Collateral Provider" means any Persons who provides Collateral Security from time to time.

"Commencement Date" means the date notified by the Purchaser to the Seller in writing as the date on which the Term commences pursuant to this Agreement, provided that such date shall not be earlier than the date of this Agreement or the Prepayment Date.

"Commercial Facilities Agreement" has the meaning given to that term in the lntercreditor Agreement.

"Commingling Plan" has the meaning set out in Clause 6.2(8).

"Commitment" means, with respect to the Purchaser, the amount of the Prepayment Amount paid, or to be paid by, or otherwise attributable to, the Purchaser (with the Original Purchaser's initial Commitment being as set out beside the Original Purchaser's name in Schedule 1 (Original Purchaser)).

"Common Security Documents" has the meaning given to the term Transaction Security Documents in the lntercreditor Agreement or any Refinancing Equivalent.

"Completion Date" means the date on which the first period of 45 consecutive days has elapsed during which production rates of the Project have been achieved at an average rate of not less than [Redacted - Commercially Sensitive Information] of the SAG mill output rate (ore tonnes per hour) (as envisaged in the Mine Plan as at the Prepayment Date).

"Confidential Information" means the terms contained in the Key Transaction Documents and all information, documents, data, knowledge and know-how (in whatever form and however communicated or maintained and whether marked confidential or not) relating, directly or indirectly, to the disclosing Party, the Project, its subsidiaries and its or their assets (including, without limitation, any documents or notes relating thereto) that is delivered or disclosed by the disclosing Party or by any of its officers, directors, employees, partners, co-venturers, agents or affiliates to the Receiving Party in writing, electronically, verbally or through visual means or which the Receiving Party obtains naturally, through observation or through analyses, interpretations, compilations, studies or evaluations of such information, data, knowledge or know-how and includes any and all information or documents that were disclosed by or on behalf of the disclosing Party prior to the date of this Agreement, but does not include such information, data, knowledge or knowhow, as shown by written records, that is in the Receiving Party's or its affiliates' possession prior to disclosure thereof by the disclosing Party to the Receiving Party, is in the public domain prior to the disclosure thereof by the disclosing Party to the Receiving Party or lawfully enters the public domain through no violation of this Agreement after disclosure thereof by the disclosing Party to the Receiving Party or becomes available to the Receiving Party on a non-confidential basis from a source other than the disclosing Party who is not, to the Receiving Party's knowledge, after enquiry, under any obligation of confidentiality to the disclosing Party.

"Consensus Economics" means the forecast published monthly by Consensus Economics Inc, an international economic survey organisation, or any replacement or substitute service from Consensus Economics Inc.

"Consolidation Order" has the meaning given to it in Clause 14.1(B)(1).

"Construction Budget" means the annual budget for the construction of the Expansion of the Project as approved by the Board delivered by the Seller to the Purchaser in satisfaction of the condition set out in Clause 3.3(M), as the same may be amended, revised, supplemented or replaced from time to time.

"Contract" means any agreement, contract, lease, licence or mineral claim, and includes, without limitation: (A) any unilateral instrument such as a mortgage, deed of trust, debenture, note or indenture, provided the same creates a legally valid and binding contractual obligation of the granter thereunder, enforceable by the grantee in accordance with its terms; and (B) any agreements, contracts, licences, servitudes, easements or mineral claims.

"Control" means, without limiting the generality of the term, in relation to a Person the ability of another Person(s), directly or indirectly, to ensure that the activities and business of the first mentioned Person are conducted in accordance with the wishes of the latter Person(s), and the latter Person(s) shall be deemed to so control the Person if the latter Person(s) owns, directly or indirectly, the majority of the voting rights in the person and/or, through shareholding or otherwise, controls the composition of the board of directors of the company, and Controlling, Controlled, Controlled by and under common Control with shall be construed accordingly.

"Counter Indemnity Agreement" means the counter indemnity agreement entered into between the Project Company, any other providers of any Encumbrance pursuant to any of the Common Security Documents and the Security SPV on or about the date of this Agreement (and as may be acceded to from time to time) pursuant to which the Project Company and such other providers of any such Encumbrance have agreed or shall agree, among other things, to indemnify the Security SPV against all and any claims which may be made against the Security SPV by the Seller arising in any manner whatsoever out of, or in connection with, the Security SPV Guarantee.

"Data Room" means any electronic data room identified in writing by the Parties from time to time.

"Debt" means any indebtedness for or in respect of:

(A) moneys borrowed or otherwise owed;

(B) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(C) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease (other than any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS prior to 1 January 2019, have been treated as an operating lease);

(E) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F) any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(G) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(H) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(I) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H).

"Delivery" means, in respect of a delivery of Refined Silver that such applicable amount of Refined Silver has been credited to the relevant designated metal account of the Purchaser, deemed to have been made at the Delivery Time on the Delivery Date, in the required manner in accordance with this Agreement.

"Delivery Date" means the date the Refined Silver is credited to the relevant designated metal account of the Purchaser (in accordance with Clause 2.3).

"Delivery Time" means, in respect of a Delivery, at the time the Refined Silver is credited to the relevant designated metal account of the Purchaser (in accordance with Clause 2.3).

"Designated Metal Percentage" means:

(A) until 3,100,000 (inclusive) ounces of Refined Silver have been delivered (or deemed delivered pursuant to Clause 11.2(C)) to the Purchaser under this Agreement, 90%; and

(B) after 3,100,000 (inclusive) ounces of Refined Silver have been delivered (or deemed delivered pursuant to Clause 11.2(C)) to the Purchaser under this Agreement, 45%.

"DMT" means dry metric ton.

"Early Termination Amount" means an amount equal to:

(A) [Redacted - Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information] [Redacted - Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information]

"Eligible Transferee" means a Person who is not a Sanctioned Person and until the Completion Date:

(A) who, together with its Affiliates (and assuming the Transfer or Change of Control (as applicable) has occurred), has sufficient technical and operational capability such that the Project will be developed and operated in accordance with this Agreement and the then current Mine Plan; or

(B) whose obligations are fully and unconditionally guaranteed by a Person meeting the conditions in paragraph (A) above pursuant to an instrument in writing executed and delivered by such Person in favour of the Purchaser (in form and substance satisfactory to the Purchaser (acting reasonably)).

"Encumbrance" means any charge, mortgage, lien, power of sale, hypothecation, usufruct, retention of title, cession in security, assignment, notarial bond, encumbrance, pledge or any other security interest or other agreement having the effect of security for the payment of any debt, liability or obligation, and "Encumbrances" shall have the corresponding meaning.

"Enforcement Action" has the meaning given in the lntercreditor Agreement or any Refinancing Equivalent.

"Environmental Claim" means any claim, litigation, arbitral proceeding, administrative proceeding, enforcement proceedings, pre-compliance notice, compliance notice, order or directive, other formal notice or investigation by any Person or Governmental Body in respect of any actual or alleged violation of any Environmental Laws by the Project Company or in respect of the Project or Project Property or any Licence from any Governmental Body held (or required to be held) under applicable Environmental Laws by the Project Company or in respect of the Project.

"Environmental Laws" means all Applicable Laws (including but not limited to the Environmental Management Act, 2007 (Act 7 of 2007)) which may include general remedies under the common law or civil code, national or provincial statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions whose purpose is any one or more of the following:

(A) to protect, or prevent pollution of, or to remedy damage to, the environment;

(B) to protect or prevent or compensate harm to human health and safety;

(C) to promote sustainable development practices;

(D) to regulate emissions, discharges or releases of hazardous substances into the environment;

(E) to regulate the use, treatment, storage, burial, disposal, transport or handling of hazardous substances;

(F) the condition of the workplace; or

(G) the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the environment, including, without limitation, any waste.

This includes all municipal by-laws, codes, regulations, decrees, orders, directives, instructions or environmental Licences issued or promulgated or approved thereunder for such purposes to the extent that the same have force of law.

"Exchange Control Regulations" means the exchange control regulations, 19611 as promulgated by South African Government Notice R.1111 of 1 December 1961 and amended by the Namibian Government Notice No. 126 in Government Gazette No. 4767 of 1 August 2011, in terms of section 9 of the Currency and Exchanges Act, 9 of 1933.

"Excluded Taxes" has the meaning set out in Clause 12.1(D).

"Expansion" means the expansion of the Mine as contemplated in the Project Feasibility Study.

"Expert" means a suitably qualified independent person appointed in accordance with this Agreement.

"Exploration Mining Licence" means the exclusive prospecting licence, number EPL2616 issued to PE Minerals (Namibia) (Pty) Limited from 1 December 1998 for a period of three years, as:

(A) renewed for a period of two years from 1 December 2001 to 30 November 2003;

(B) alienated by transfer to the Project Company with effect from 16 November 2004;

(C) renewed for a period of two years from 1 December 2005 to 30 November 2007;

(D) renewed for a period of two years from 1 December 2007 to 30 November 2009;

(E) renewed for a period of two years from 1 December 2009 to 30 November 2011;

(F) renewed for a period of two years from 1 December 2011 to 30 November 2013;

(G) renewed for a period of two years from 1 December 2013 to 30 November 2015;

(H) renewed for a period of two years from 1 December 2015 to 30 November 2017;

(I) renewed for a period of two years from 1 December 2017 to 30 November 2019;

(J) renewed for a period of two years from 1 December 2019 to 30 November 2021; and

(K) renewed for a period of two years from 1 December 2021 to 30 November 2023.

"Finco Security" has the meaning given to that term in the lntercreditor Agreement or any Refinancing Equivalent.

"Finco Security Document" has the meaning given to that term in the lntercreditor Agreement or any Refinancing Equivalent.

"Fundamental Warranty" means any of the representations or warranties set out in Clauses [Redacted - Commercially Sensitive Information]

"Gergarub JV" means Gergarub Exploration and Mining (Proprietary) Limited, a company existing under the laws of the Republic of Namibia.

"Gergarub Mining Licence" means mining licence number ML245 issued to the Gergarub JV for a period from 21 February 2022 to 19 February 2044.

"GLCR" means GLCR Ltd, registered in England and Wales with company number [Redacted - Commercially Sensitive Information]

"Good Industry Practice" means, in relation to any decision, undertaking, work activity or work product, the exercise of a degree of diligence, skill, care and prudence (including, where applicable, factoring in commercially reasonable assumptions and estimates) which would reasonably be expected to be observed by skilled and experienced professionals in the international or Namibian mining industry (whichever standard is higher) engaged in the same type of undertaking under the same or similar circumstances.

"Governmental Body" means any domestic or foreign federal, provincial, regional, state, national, provincial, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority having jurisdiction with respect to any specified Person, including any securities regulatory authorities or stock exchange, or any quasi-governmental or private body exercising regulatory or other governmental or quasi-government authority or function.

"Group Jurisdiction" means Jersey, the Republic of Namibia, or any other jurisdiction in which any Project Entity is domiciled, has a permanent establishment or carries on (or pursuant to Applicable Law is deemed to carry on) business from time to time.

"Group Members" means, collectively, the Project Entities, RPBM, RPMH, Wilru, GLCR and ANR RP and any Person which (pursuant to Clause 7.2) becomes the owner of any shares or intercompany loan rights forming part of the Collateral and "Group Member" shall mean any one of them (in all cases, excluding the Gergarub JV).

"Hedging Transaction" means any transaction which is: (A) a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, forward commodity transaction, credit derivative transaction, repurchase or reverse repurchase transaction, securities lending transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any similar transaction (including any option with respect to any of these transactions); or (B) any combination of these transactions.

"IFC Performance Standards" means the International Finance Corporation's Environmental and Social Performance Standards, contained in the English text 2012 edition of the International Finance Corporation's Sustainability Framework.

"IFRS" means the International Financial Reporting Standards formulated by the International Accounting Standards Board for the preparation of financial statements, together with any authoritative interpretations issued by the International Financial Reporting Interpretations Committee, in each case as updated and amended from time to time.

"Incremental Purchaser Excluded Taxes" has the meaning given to it in Clause 12.1(0)(2).

"Indemnified Parties" means the Purchaser, the Purchaser's Affiliates, and the directors, officers, employees and agents of any of the foregoing Persons.

"Independent Engineer" means an internationally recognized mine engineering firm which has an office in Windhoek, Namibia, nominated by the Purchaser (following consultation with the Project Company) acting reasonably.

"Initial Funding Advances" means the amounts (totalling [Redacted - Commercially Sensitive Information]) advanced by the Seller to the Project Company under the Intra-Group Loan Agreement described in limb (A) of the definition of Intra-Group Loan Agreements prior to the receipt by the Seller of the Prepayment Amount.

"Initial Intra-Group Loan Guarantees" means the guarantees provided by the Intra-Group Loan Guarantors pursuant to the lntercreditor Agreement in favour of the Seller in respect of the Project Company's liabilities under each of Intra-Group Loan Agreements.

"Initial Intra-Group Loan Guarantors" means RPBM, RPMH, Wilru, GLCR and (until it is released from its guarantee of the Intra-Group Loan Agreements pursuant to the lntercreditor Agreement) ANR RP.

"lntercreditor Agreement" means:

(A) the intercreditor agreement dated on or around the date of this Agreement entered into between, amongst others, the Purchaser, the Seller and the Project Company and certain providers of Senior Financing (the "Initial lntercreditor Agreement"); and

(B) on or after the completion of any Senior Debt Refinancing, the relevant Replacement lntercreditor Agreement.

"Intra-Group Loan Agreements" means:

(A) the loan agreement in an amount up to [Redacted - Commercially Sensitive Information] dated 28 March 2024 between the Project Company as borrower and the Seller as lender, pursuant to which the Seller shall advance funds to the Project Company up to an aggregate amount which is equivalent to (i) the Prepayment Amounts received from the Purchaser, pursuant to the Seller's undertaking under Clause 3.2(8) and (ii) all amounts received by the Seller pursuant to Clause 2.5;

(B) the approximately [Redacted - Commercially Sensitive Information] loan agreement dated 24 June 2024 between the Project Company as borrower and the Seller as lender, pursuant to which no further advances are required to be made by the Seller; and

(C) any other loan agreements entered into from time to time between the Project Company as borrower and the Seller as lender.

"Intra-Group Loan Guarantees" means the Initial Intra-Group Loan Guarantees and any Additional Intra-Group Loan Guarantee.

"Intra-Group Loan Guarantors" means the Initial Intra-Group Loan Guarantors and the Additional Intra-Group Loan Guarantors.

"Investor Circumstances" has the meaning given to it in Clause 12.1(0)(2).

"Key Transaction Documents" means, collectively, this Agreement, the Stream Documents and the lntercreditor Agreement.

"LBMA" means the London Bullion Market Association.

"Legal Reservations" means:

(A) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(B) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(C) similar principles, rights and defences under the laws of any Relevant Jurisdiction.

"Licence" means any authorization, approval, consent, concession, exemption, licence, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified person, property, transaction or event, or with respect to any of such Person's property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"Loss" or "Losses" means any loss of whatever description including, but not limited to, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities  (including  contingent  liabilities),  Taxes,  compensation  (including compensation paid or payable to any employee), expenses and fees (including reasonable fees and expenses of attorneys, counsel, accountants, consultants and experts arising out of actions, applications, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, interdicts, judgements, orders (including for specific performance), decrees, directives, rulings, liens and obligations), in each case excluding all indirect and consequential loss, and excluding exemplary and punitive damages.

"Lot" means the applicable quantity of each delivery of Silver Minerals to, and accepted by, an Offtaker pursuant to an Offtake Agreement from time to time, that is separately weighed, sampled and assayed so that the Project Company and that Offtaker can agree upon the content of (among other things) the Silver Minerals therein, all as set forth in that Offtake Agreement.

"Management Services Agreement" means the management services agreement dated on or about the date of this Agreement, between ANR RP Limited as the service provider and the Project Company as the service recipient.

"Material Adverse Effect" means any effect that, when taken individually or together with all other events, occurrences, changes or effects, materially limits, restricts or impairs:

(A) the operations, results of operations, business, affairs, properties, assets, liabilities and obligations (contingent or otherwise), capitalization or condition (financial or otherwise) of the Group Members (taken as a whole) or the Project Company;

(B) the Project, including the ability of the Group Members (taken as a whole) or the Project Company to develop or operate the Project substantially in accordance with the Mine Plan in effect at the time of the occurrence of the relevant change, event, occurrence, circumstance, fact or effect;

(C) the ability of any Group Member to perform any of its material obligations under any Stream Document to which it is a party (unless such obligations can be and/or are in fact performed on behalf of such Group Member by another Group Member);

(D) the validity or enforceability of any of the Stream Documents; or

(E) the rights and remedies of the Purchaser under any of the Stream Documents.

"Material Breach Event" has the meaning given to that term in Clause 10.3.

"Material Contracts" means:

(A) the Operating Agreement;

(B) each Offtake Agreement;

(C) each Access and Lease Agreement;

(D) the Shareholders Agreement;

(E) permission in writing from the Mining Commissioner to construct accessory works as were I are necessary for, or in connection with the mining and prospecting operations on the Mining Licence or the Exploration Mining Licence.

"Material Project Authorization" means any Project Authorization, the breach, loss or termination of which is material to the development of the Project or the commencement and ongoing operation of commercial production (including the Mining Licence through the Operating Agreement).

"Mine" means the mine in Rosh Pinah, Namibia, operated by the Project Company pursuant to the Operating Agreement.

"Mine Plan" means, at any time, the mine plan for the Project prepared by the Project Company, including reserves and mineral resources (in accordance with Good Industry Practice) in the measured, indicated and inferred category with reasonable prospects of economic extraction over the life of the Mine, as most recently delivered to the Purchaser in accordance with Clause 5.1(B) (Geological Engineering Reports and Mine Plan).

"Minerals" means any and all marketable metal bearing material in whatever form or state that is mined, produced, extracted, processed or otherwise recovered from, on or pursuant to the Project Real Property, including: (A) any such material derived from any processing or reprocessing of any Tailings, waste rock or other waste products originally derived from the Project Real Property after the date of this Agreement; and

(B) ore, concentrate and any other products resulting from the further milling, processing or other beneficiation of Minerals.

"Mining Area" means the area covered by the Mining Licence, provided that the Mining Area shall exclude any area covered by the Gergarub Mining Licence.

"Mining Equipment" means equipment purchased by the Project Company or any other Group Member for the purposes of the Project.

"Mining Licence" means mining licence number ML39 issued for a period of 25 years from 13 November 1995 to 12 November 2020, as most recently renewed for a period of 15 years from 13 November 2020 to 12 November 2035, and held by the Mining Licence Holder, as supplemented, amended or replaced from time to time.

"Mining Licence Holder" means PE Minerals (Namibia) (Pty) Limited.

"Mining Operations" means every kind of work and activities carried out on or in respect of the Mining Licence including, but without limitation, the following:

(A) the acquisition, registration and maintenance of the Mining Licence (through the Operating Agreement);

(B) developing, designing, constructing and equipping all mining facilities;

(C) (as applicable) extracting, mining, production of concentrate and associated handling and transportation of products and Tailings and disposing of Tailings and despatching products won under authority of the Mining Licence (through the Operating Agreement;

(D) the construction and relocation of any roads, railway lines, telephone lines, waterways or other natural or man-made utilities required in order to facilitate any activity conducted under authority of the Mining Licence (through the Operating Agreement); and

(E) the restoration of the Mining Area and all other work done after the completion of mining activities to comply with environmental and like requirements.

"Mining Real Property" means all immovable properties and/or lease, surface use and/or access rights or servitudes over immovable properties (or portions of immovable properties) and/or access or servitudes over immovable properties, or portions of immovable properties in or outside of the Mining Area which are required for the development or operation of the Project or enjoyment of the Mining Licence (through the Operating Agreement), and all real property interests, mineral claims, mineral leases and other mineral rights, concessions and interests, and all surface access rights relating to the Project, in each case, to the extent required for the development or operation of the Project (excluding any of the foregoing which relate to the area covered by the Gergarub Mining Licence).

"Minority Shareholders" means:

(A) Rosh Pinah Employee Empowerment Participation Scheme Trust (master's reference number T91/08), a trust duly registered in accordance with the laws of the Republic of Namibia;

(B) Jaguar Investments Four (Proprietary) Limited (registration number 2004/0270), a private company duly incorporated and registered in accordance with the laws of the Republic of Namibia; and

(C) P.E. Minerals (Namibia) (Proprietary) Limited (registration number 93/190), a private company duly incorporated and registered in accordance with the laws of the Republic of Namibia,

and their respective successors and assigns and any future holders of the shares in the Project Company which, as at the date of this Agreement, are held by any of the entities listed at (A) to (C) above (except where any such successors or assigns grant Transaction Security over the shares held by them in the Project Company.

"Monthly Construction Report" means a written report prepared by or on behalf of the Project Company in relation to the immediately preceding calendar month, which report shall be substantially in the form required to be delivered by the Project Company prior to the Commercial Production Date (as defined in the Commercial Facilities Agreement) pursuant to the terms of the Commercial Facilities Agreement from time to time provided that such report shall as a minimum cover the following areas: a general overview and key developments on the Project during the reporting period, health and safety performance indicators, tracking of the environmental and social action plan (if applicable), latest Project schedule and cost overview, including tracking actual performance against baseline schedule and budget, key production performance metrics, description of any events that are reasonably likely to have a material adverse impact on the Project.

"NAO" denotes the lawful currency of Namibia.

"Net Monthly Value of Refined Silver Delivered" means a monthly amount equal to the product of the following formula:

((A) LESS (B)) multiplied by (C), whereby:

(A) means the Silver Market Price on the Delivery Date in the applicable month;

(B) means the Cash Price on the Delivery Date in the applicable month, and

(C) means the ounces of Refined Silver Delivered (or deemed Delivered pursuant to Clause 11.2(C)) to the Purchaser under this Agreement in the applicable month.

"Net Proceeds" means, with respect to the receipt of proceeds under Clause 2.3(1), the aggregate amount received by any Project Entity or an Affiliate less: (A) the fees, costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Purchaser upon request) incurred or paid to a third party by any Project Entity or an Affiliate in connection with the claim giving rise to such proceeds; and (B) the amount of deductibles absorbed by any Project Entity or an Affiliate in relation to the event or series of events to which such claim relates, without deduction for any insurance premiums or similar payments (other than deductibles), provided however that insurance proceeds arising from third party liability insurance shall not constitute Net Proceeds under Clause 2.3(1).

"NPV Criteria" means a calculation by the Purchaser of net present value based on (A) the future production set forth in the Mine Plan, and (B) the prevailing average forecast future prices for silver for the relevant years as published and set out by the Selected Commodity Forecast Provider at the date of the Termination Notice.

"NPV of the Remaining Stream" means the net present value of Remaining Stream based on the NPV Criteria and applying a discount rate of [Redacted - Commercially Sensitive Information]%.

"OFAC" means The Office of Foreign Assets Control of the US Department of the Treasury.

"Offshore Security Agent" has the meaning given to that term in the lntercreditor Agreement or any Refinancing Equivalent.

"Offtake Agreement" means any agreement entered into by the Project Company with any Person (including spot sales) for the sale of Silver Minerals, in the form of ore, concentrate (including as part of any lead concentrate) or other beneficiated form of silver (other than Refined Silver) produced by the Project, to such Person (including the lead offtake agreement [Redacted - Commercially Sensitive Information] as the offtaker with respect to the supply of lead concentrates from the Mine, as most recently amended prior to the date of this Agreement on [Redacted - Commercially Sensitive Information]

"Offtaker" means any Person that enters into an Offtake Agreement with the Project Company.

"Offtaker Settlement Sheets" means the provisional or final (as applicable) documents or such other relevant documents, in each case evidencing at least the amount of Silver Minerals, including Produced Silver, in each Lot.

"Operating Agreement" means the operating agreement with respect to the Mining Licence dated 4 December 1998 entered into between (among others) the Project Company (under its previous name of lmcor Tin (Proprietary) Limited) as the user of the Mine, lscor Limited and the Mining Licence Holder.

"Operation and Production Report" means a written report prepared by or on behalf of the Project Company in relation to the immediately preceding calendar month, which report shall be substantially in the form required to be delivered by the Project Company from the Commercial Production Date (as defined in the Commercial Facilities Agreement) pursuant to the terms of the Commercial Facilities Agreement from time to time provided that such report shall as a minimum cover the following areas: a general overview and key developments on the Project during the reporting period, health and safety performance indicators, tracking of the environmental and social action plan (if applicable), key production performance metrics, key financial performance metrics, description of any events that are reasonably likely to have a material adverse impact on the Project.

"Order" means, in respect of any Person, any order, directive, decree, judgment, ruling, award, injunction or direction of any Governmental Body or other decision-making authority of competent jurisdiction which is legally binding on such Person.

"Other Minerals" means any and all marketable metal bearing material in whatever form or state (including ore) that is mined, produced, extracted or otherwise recovered from any location (including any location covered by the Gergarub Mining Licence) that is not within the Project Real Property.

"Other Rights" means, to the extent not included in Licences, all licences, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions or franchises issued by or obtained from or which are or required to be issued by or obtained from any Person not a Related Party to any Group Member (other than a Governmental Body) and which are required in relation to the Project and / or the Business.

"Parent" means ANR RP or a permitted successor listed holding company pursuant to paragraph (C) of the definition of "Change of Control".

"Parties" means the parties to this Agreement.

"Payable Silver" means, in respect of a Lot, A multiplied by B divided by C where:

A is the DMT of lead concentrate in such Lot;

[Redacted - Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information]

"Permitted Asset Disposition" means, as at any particular time, a sale, transfer or other disposition:

(A) of tangible personal property (including any Project Real Property) that is no longer required in the conduct of the business of the Project Company or is being replaced by tangible personal property of equal or better quality;

(B) of Minerals pursuant to this Agreement or an Offtake Agreement or otherwise in the ordinary course of business in compliance with the terms of this Agreement or an Offtake Agreement;

(C) made in the ordinary course of the Project Company's mining activities or mining business;

(D) of assets in exchange for other assets comparable or superior as to type, value and quality;

(E) arising as a result of any Permitted Encumbrance;

(F) by the Project Company (directly or indirectly) of interests (in the form of shares or otherwise) in the Gergarub JV;

(G) of any shares, provided that: (1) such sale, transfer or other disposition does not result in a Change of Control; and (2) the provisions of Clauses 8.2(A)and 8.2(A) are complied with; or

(H) any sale, transfer or other disposition expressly permitted under the terms of the Senior Financing as at the date of this Agreement.

"Permitted Capital Expenditure" means expenditure for the purpose of:

(A) undertaking exploration and related activities in relation to one or more potential mineral resources (including without limitation such resource(s) as may be subject to the Mining Licence, the Gergarub Mining Licence or the Exploration Mining Licence) in aggregate in an amount not exceeding the aggregate of:

(1) prior to the Senior Discharge Date (as defined in the lntercreditor Agreement):

(a) [Redacted - Commercially Sensitive Information] in any calendar year, and pro-rated for the period from the date of this Agreement to the end of the calendar year during which this Agreement is signed; and

(b) an aggregate amount which, together with the aggregate amount of expenditure made under paragraph (B) below, does not exceed the amount of any cash received by the Project Company after the date of this Agreement pursuant to (a) any issue of shares in the Project Company or (b) any incurring by the Project Company of any Subordinated Liabilities (as defined in the lntercreditor Agreement); and

(2) following the Senior Discharge Date (as defined in the lntercreditor Agreement, the higher of:

(a) the aggregate of the amounts specified in paragraphs (A)(1)(a) and (b) above; and

(b) such amount as may be set out in the Mine Plan from time to time in relation to such activities (subject to any limitation set out in any Replacement lntercreditor Agreement (as defined in Clause 8.S(C))); and

(B) the Project Company (directly or indirectly) acquiring any interests (in the form of shares other otherwise) in the Gergarub JV in an aggregate amount which, together with the aggregate amount of expenditure made under paragraph (A)(1) above, does not exceed the amount of any cash received by the Project Company after the date of this Agreement pursuant to (1) any issue of shares in the Project Company or (2) any incurring by the Project Company of any Subordinated Liabilities (as defined in the lntercreditor Agreement).

"Permitted Debt and Obligations" means any of the following:

(A) at any time:

(1) all Debt owed by any of the Project Entities subordinated under the lntercreditor Agreement or, where applicable, Replacement lntercreditor Agreement, or, if the lntercreditor Agreement or Replacement lntercreditor Agreement (as applicable) is no longer in full force and effect, other subordination arrangements in form and substance satisfactory to the Purchaser (acting reasonably) (as the case may be) to, amongst other things, the Stream Obligations;

(2) the Stream Obligations;

(3) any Debt incurred under the Intra-Group Loan Agreements;

(4) any Debt incurred by the Project Company under any Senior Financing;

(5) any Debt incurred by the Project Company under the Working Capital Facility Agreement;

(6) any obligations of the Project Company under Permitted Hedging Arrangements;

(7) Debt of the Project Company arising under paragraph (D) of the definition of Debt which exists as of the Prepayment Date plus, at any particular time, an additional aggregate amount of such Debt of up to [Redacted - Commercially Sensitive Information];

(8) any Debt incurred in connection with any refinancing or replacement of any of the Debt or obligations listed in sub-paragraphs (1) to (7) provided that the terms of such Debt are not materially more onerous to any of the Project Entities than such debt or obligations then in place and the such Debt or obligations are incurred by a Person who is not prohibited under this Agreement from incurring the relevant Debt or obligations listed in sub-paragraphs (1) to (5);

(9) any unsecured trade payables and other accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practice;

(10) any unsecured Debt in respect of performance, surety or completion bonds, standby letters of credit or letters of guarantee incurred by the Project Company or one of its Subsidiaries:

(a) securing mine closure, asset retirement or environmental reclamation or remediation obligations of the Project Company (or reimbursement obligations in connection therewith) or in favour of a public utility or any agency or governmental authority in connection with the operations of any Group Member, in each case to the extent required by Applicable Laws or any Governmental Body; or

(b) required to be provided under any Material Contract or any Offtake Agreement;

(B) any additional Debt incurred by the Project Company or one of its Subsidiaries in connection with the financing or refinancing of the acquisition of Mining Equipment which is either unsecured or where the Encumbrances created in connection therewith are solely over such Mining Equipment and for the benefit only of the providers of that financing or re-financing;

(C) in the case of the Seller only, any existing or additional Debt incurred by it from any of its direct or indirect shareholders from time to time, but only to the extent that such Debt has been fully and effectively subordinated to, amongst other things, the Stream Obligations under the lntercreditor Agreement, subject to Restricted Payments nevertheless being allowed in accordance with Clause 6.7(A)(6);

(D) any other additional Debt approved in writing by the Purchaser;

(E) any unsecured Debt incurred by the Project Company or any of its Subsidiaries in respect of any pipeline or inventory financing which is provided by a customary provider of such financing, provided that the amount being financed is limited to actual production for the prior six months;

(F) guarantees by any Group Member of Debt of another Group Member where such Debt is permitted under paragraphs (A) to (E) above;

(G) any additional Debt incurred by the Project Company or any of its Subsidiaries or any Group Member in an aggregate amount at any one time outstanding not to exceed [Redacted - Commercially Sensitive Information] provided that such Debt shall be unsecured; and

(H) any Debt expressly permitted under the terms of the Senior Financing as at the date of this Agreement,

and provided that the creditor in respect of such Debt is not a Sanctioned Entity or Sanctioned Person.

"Permitted Encumbrances" means, in respect of any Project Property or other Collateral, any of the following:

(A) any Encumbrance created in relation to any Key Transaction Document;

(B) any Encumbrance created in relation to any Debt that is permitted further to paragraphs (A)(4) to (6) or (A)(8) in relation thereto of the definition of "Permitted Debt and Obligations";

(C) any netting or set-off arrangement entered into by any of the Project Entities in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(D) any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any of the Project Entities (excluding any default or omission being contested in good faith by any such Project Entity);

(E) any Encumbrance or quasi-Encumbrance arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to any of the Project Entities in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any of the Project Entities;

(F) any mechanic's, material man's, carrier's, employee's or other similar lien arising in each case, in the ordinary course of business by statute or by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (where adequate provision has been made for their payment and provided that such proceedings do not involve any material risk that the relevant asset will be sold, forfeited or lost);

(G) any Encumbrance expressly permitted under the terms of the Senior Financing as at the date of this Agreement; and

(H) any other Encumbrance approved in writing by the Purchaser.

"Permitted Hedging Arrangements" means derivative arrangements or Hedging Transactions which have been entered into for bona fide business purposes, andare consistent with the Project Company's risk management policy from time to time.

"Permitted Management Fees" means fees payable by the Project Company pursuant to the Management Services Agreement or any future equivalent thereof.

"Permitted Minority Shareholding Acquisition" means the acquisition by any Group Member (other than the Project Company) or any shares in the Project Company that are not subject to the Transaction Security as at the date of this Agreement, provided that any shares so acquired are promptly (and in any event within 20 Business Days) following completion of such acquisition made subject to Transaction Security.

"Permitted Transaction" means:

(A) a Permitted Asset Disposition, Permitted Debt and Obligations, Permitted Encumbrances or Permitted Hedging Arrangements;

(B) any disposal required, Debt incurred, guarantee, indemnity or Encumbrance given, or other transaction arising, under the Senior Financing or the Working Capital Facility Agreement;

(C) any payment by the Project Company of Permitted Management Fees;

(D) the making by the Project Company of Permitted Capital Expenditure and the carrying out by the Project Company of activities to which such Permitted Capital Expenditure relates;

(E) the acquisition by the Project Company (directly or indirectly) of interests (in the form of shares or otherwise) in the Gergarub JV;

(F) the incorporation by the Project Company of a Subsidiary, transfer to such Subsidiary of any and all assets of the Project Company of whatever nature acquired or developed using the proceeds of Permitted Capital Expenditure, and disposal by the Project Company to a person that is not a Group Member;

(G) any Permitted Minority Shareholding Acquisition; and

(H) any Permitted Transaction as defined in the Senior Financing as at the date of this Agreement.

"Person" means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity.

"Prepayment Amount" means US$[Redacted - Commercially Sensitive Information].

"Prepayment Date" has the meaning given to it in Clause 3.1(F).

"Prepayment Notice" has the meaning has the meaning given to it in Clause 3.1(G).

"Prepayment Reduction Date" means the date on which the Uncredited Balance is reduced to nil in accordance with this Agreement.

"Produced Silver" means any and all silver in whatever form or state that is contained in Silver Minerals recovered from the Project Real Property.

"Production Interest" means any royalty, stream, participation or production interest and related assets, or any agreements that are similar to a royalty, stream, participation or production interest agreement, in each case in respect of any Minerals.

"Project" means the "Rosh Pinah Project", including the Expansion, as further described in the Mine Plan, owned and operated by the Project Company, being the Mining Operations, the Mineral concentrate processing plant operations, and all operations and activities incidental thereto and related infrastructure established to access and mine minerals in terms of the Mining Licence (through the Operating Agreement) on the Mining Area of the Project (including: (A) all associated surface and underground equipment, structures, erections and infrastructure located within the Mining Area of the Project which the Project Company has the right to access or use for the purposes of the Mining Operations of the Project; and (B) all other movable equipment related to such mine and Mining Operations located on the Mining Area of the Project, in each case, necessary for the development of the Project in accordance with the Mine Plan) (in all cases, excluding any of the foregoing in relation to the Gergarub Mining Licence).

"Project Authorizations" means all Licences and Other Rights (including environmental Licences) necessary for: (A) the development, construction and/or Mining Operations of the Project; and/or (B) the commencement and/or ongoing operation of commercial production transactions in relation to the Project.

"Project Company" means Rosh Pinah Zinc Corporation (Pty) Ltd, registered in the Republic of Namibia with company number [Redacted - Personal Information].

"Project Costs" means all capital expenditures incurred by the Project Company for the purposes of the development, construction and operation of the Project, including escalation, contingencies, initial working capital, taxes, duties, expenditures for plant equipment, spares and other capital goods, inventory, capital expenditures required to maintain the Project at its design capacity (including repairs and replacements funded by insurance proceeds), interest during construction, financing fees and expenses and other development costs.

"Project Entity" means each of the Project Company and the Seller.

"Project Feasibility Study" means the Project feasibility study dated 31 March 2021 and produced by AMC Consultants, and its addendum dated 13 December 2021 as subsequently updated on 27 November 2023 and as the same may be further amended, updated or supplemented from time to time.

"Project Property" means all of the property, assets, undertaking and rights in and relating to the Project, whether now owned or existing or hereafter acquired or arising, including but not limited to, Project Real Property, leases, rights of access or use, servitudes, usufructs, personal property accounts, instruments, chattel paper, deposit accounts, certificates of deposit, intangibles, goods (including inventory, equipment and fixtures), cash, cash equivalents, receivables, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property; and all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing and all books and records related to any of the foregoing (in all cases, excluding any of the foregoing in relation to the Gergarub Mining Licence).

"Project Real Property" means all immovable properties constituting the surface areas within the Mining Area together with any other immovable properties in each case which are or may be accessed, used, or required and/or occupied, in each case, for the purposes of the Project, including but not limited to the Mining Real Property and all mills, processing plants, Tailings storage facilities, buildings, structures, improvements, appurtenances and fixtures on the Mining Area or attached thereto which are or may be accessed, used, required and/or occupied for the purposes of the Project, and any term extension, renewal, replacement, conversion or substitution of any of the foregoing, whether or not such ownership or interest is held continuously (in all cases, excluding any of the foregoing in relation to the Gergarub Mining Licence).

"Project Schedule" means the schedule for the construction and commissioning of the Expansion consistent with the Construction Budget and the Mine Plan, as the same may be amended from time to time in accordance with this Agreement.

"Public Official" means:

(A) any officer, employee, director, principal, consultant, agent or representative whether appointed or elected, of any government (whether central, federal, state of provincial), ministry, body, department, agency, instrumentality or part of any of them, or any public international organisation, or any state or government owned or controlled entity, agency, enterprise, joint venture, or partnership; or

(B) any person acting in an official capacity for or on behalf of:

(1) any government, ministry, body, department, agency, instrumentality or part of any of them;

(2) any public international organisation; or

(3) any political party or political party official or candidate for office.

"Purchaser" means:

(A) the Original Purchaser; and

(B) each other person who becomes the purchaser in accordance with the terms of Clause 7.4.

"Purchaser Event of Default" has the meaning set out in Clause 11.1.

"Purchaser Excluded Tax Event" means:

(A) any Transfer by the Purchaser; and/or

(B) any: (1) change in the type of entity or jurisdiction of incorporation or domicile of the Purchaser; or (2) any creation of, or change in jurisdiction of, a permanent establishment by the Purchaser and through which the Purchaser exercises rights or performs obligations under this Agreement, in each case occurring after the date of this Agreement.

"Quarter" means a period of three consecutive months commencing on 1 January, 1 April, 1 July or 1 October (as the case may be) in any year, other than the first Quarter of the Term, which shall be deemed to commence on the Commencement Date and expire on the date immediately preceding the next to occur of 1 January, 1 April, 1 July or 1 October (and references to "Quarterly" shall be construed accordingly);

"Receiver" means one or more receivers or managers appointed, or to be appointed, under any Finco Security Document.

"Receiving Party" has the meaning set out in Clause 6.9(A).

"Refinancing Equivalent" means, on and after the completion of a Senior Debt Refinancing, and in relation to a provision or term of the lntercreditor Agreement, any equivalent provision or term in such Replacement lntercreditor Agreement which is similar in meaning and effect.

"Refined Silver" means marketable metal bearing material in the form of silver bars or coins that is refined to standards meeting or exceeding 999 parts per 1,000 fine silver, and otherwise conforming to the LBMA specifications for good delivery, and if the LBMA ceases to publish such specifications then Clause 2.2(C) shall apply mutatis mutandis for the purposes of determining the applicable specifications.

"Refinery" means any refinery that is recognized by the LBMA at the relevant time as producing silver bars meeting the LBMA specifications for good delivery (and if the LBMA ceases to publish such specifications then either the Purchaser or the Seller may propose replacement specifications published by a successor which the Seller acting reasonably and the Purchaser acting reasonably shall consider and agree (if applicable) as a replacement) and chosen by the Seller from time to time provided that the Project Company has given the Purchaser at least 10 Business Days' written notice of such choice.

"Refund Obligation" has the meaning given to it in Clause 11.2(8).

"Related Party" means, with respect to any person (the "First Named Person"), any person that does not deal at arm's length with the First Named Person or is an Affiliate or a direct or indirect shareholder of the First Named Person (each an "Affiliated Entity") and, in the case of the Group Members includes:

(A) any Affiliated Entity of a Group Member;

(B) any director, officer, employee or associate of a Group Member or any of its Affiliated Entities;

(C) any person that does not deal at arm's length with a Group Member or any of its Affiliated Entities; and

(D) any person that does not deal at arm's length with, or is an associate of, a director, officer, employee or associate of a Group Member or any of its Affiliated Entities.

"Relevant Jurisdiction" means, in relation to a Group Member:

(A) the jurisdiction under whose laws it is incorporated as at the date of this Agreement; and

(B) any jurisdiction where it conducts its business.

"Remaining Stream" is the number of ounces of Silver Minerals remaining to be delivered to the Purchaser under the Agreement in accordance with the then current Mine Plan.

"Restricted Payment" means, with respect to a Project Entity, any payment (or repayment, as the case may be) by such Project Entity to any other Person:

(A) of any dividends or any other distribution on any shares of its capital or other equity interests;

(B) on account of (or for the purpose of setting apart any property for a sinking or other analogous fund for) the purchase, redemption, retirement or other acquisition of any shares of its capital or other equity interests or any warrants, options or rights to acquire any such shares;

(C) of any principal of, or interest or premium on (or of any amount in respect of a sinking or analogous fund or defeasance fund for), any Debt of such Project Entity owed to a Related Party of a Group Member;

(D) of any management, consulting or similar fee, or any material bonus or comparable payment, or material payment by way of gift or other gratuity, to any Related Party, unless such payment is (i) to a director, officer or employee of the Project Entities in that capacity and consists of reimbursement for reasonable and ordinary course expenses related to the business of any such entity incurred by such director, officer or employee in accordance with the policies in effect governing such reimbursements or (ii) in respect of any Permitted Management Fees; or

(E) of any Debt provided to any Related Party,

in each case, excluding any payment or repayment in respect of any Debt under the Intra-Group Loan Agreements (including, for the avoidance of doubt, any set-off arrangements thereunder) for the purpose of putting the Seller in funds to perform any of its obligations under the Stream Documents.

"RPBM" means Rosh Pinah Base Metals (Proprietary) Limited (formerly known as Exxaro Base Metals (Namibia) (Proprietary) Limited), a limited liability company, duly incorporated and validly existing under the law of Namibia, with its registered address at [Redacted - Personal Information].

"RPMH" means Rosh Pinah Mine Holdings (Proprietary) Limited, a limited liability company, duly incorporated and validly existing under the law of Namibia, with its registered address at [Redacted - Personal Information].

"Sanctioned Entity" means: (A) a country or a government of a country; (B) an agency of the government of a country; (C) an organization directly or indirectly controlled by a country or its government; or (D) a Person resident in or determined to be resident in a country, in each case, that is subject to a country Sanctions program administered and enforced by OFAC or by any Governmental Body, the US Departments of State or Commerce in the United States of America, Her Majesty's Treasury, the United Nations Security Council, the European Union or OFAC.

"Sanctioned Person" means: (A) any Person listed in any sanctions-related list of designated Persons maintained by any Governmental Body; or (B) a Person named on the list of Specially Designated Nationals maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained and published by HMT and any similar list maintained and published, or a public announcement of a Sanctions designation made, by any Governmental Body, in each case as amended, supplemented or substituted from time to time.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Body, the US Departments of State or Commerce in the United States of America, the United Kingdom, the United Nations Security Council, the European Union or OFAC.

"Security Documents" means:

(A) the Finco Security Documents;

(B) the Transaction Security Documents;

(C) to the extent and for so long as the same has been granted as security or collateral in connection with the requirements of any Senior Financing, any Additional Shared Senior Security Documents;

(D) any share security agreements granted pursuant to Clause 8.2; and

(E) each and every notice, acknowledgment, certificate or document delivered under any of the foregoing.

"Security Release Date" has the meaning given to it in Clause 8.4.

"Security SPV" has the meaning given to it in the lntercreditor Agreement or any Refinancing Equivalent.

"Security SPV Guarantee" has the meaning given to the term Debt Security SPV Guarantee in the lntercreditor Agreement or any Refinancing Equivalent.

"Selected Commodity Forecast Provider" means:

(A) Consensus Economics; or

(B) if the silver price for the NPV Criteria cannot be calculated using Consensus Economics as the Selected Commodity Forecast Provider, Bloomberg L.P. or its affiliates.

"Seller Event of Default" has the meaning set out in Clause 10.1.

"Seller Funding Facility" means the US[Redacted - Commercially Sensitive Information] interest-free loan advanced by [Redacted - Commercially Sensitive Information] LP to the Seller pursuant to an agreement between those parties dated 8 April 2024.

"Seller Revenues Account" means the bank account of the Seller, located in the [Redacted - Commercially Sensitive Information] with the following details:

[Redacted - Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information]

[Redacted - Commercially Sensitive Information]

"Senior Financing" means:

(A) any arrangements in order to finance or re-finance (excluding equity funding) the cost of the development, construction and operation of the Project entered into between the Project Company (and/or any other Group Member(s)) and any commercial bank or other financial institution, any export credit agency, any development finance institution or any other person (provided that, at the time of entry into such arrangements, a majority of the finance providers (based on the USO value of commitments of such finance providers or the risk covered by such finance providers (as the case may be)) across the arrangements comprise any one or more (in any combination) of: (1) commercial banks, export credit agencies and development finance institutions as direct lenders; or (2) export credit agencies and development finance institutions through support arrangements, in each case including the Senior Facilities (as defined in the lntercreditor Agreement); and

(B) any secured Debt in respect of performance, surety or completion bonds, standby letters of credit or letters of guarantee:

(1) securing mine closure, asset retirement or environmental reclamation obligations of the Project Company (or reimbursement obligations in connection therewith) to the extent required by Applicable Laws or any Governmental Body; or

(2) required to be provided under any Material Contract or any Offtake Agreement,

provided that (i) the aggregate amount of principal incurred under arrangements falling within paragraph (A) above shall not exceed US[Redacted - Commercially Sensitive Information] and (ii) any such principal incurred on or after any enforcement of any Transaction Security on an Attached Basis (as defined in the lntercreditor Agreement) is immediately used to repay the Senior Loans Deficiency (as defined in schedule 4 (Attached Basis) to the lntercreditor Agreement).

"Shareholders Agreement" means the shareholders agreement dated 20 December 2011 between Wilru Investments 134 (Pty) Ltd, Rosh Pinah Mine Holdings (Proprietary) Limited, Rosh Pinah Base Metals (Proprietary) Limited (formally known as Exxaro Base Metals (Namibia) (Proprietary) Limited), Jaguar Investments Four (Pty) Limited and PE Minerals (Namibia (Pty) Limited in relation to, and including as a party, the Project Company.

"Silver Market Price" means the spot rate per ounce LBMA Silver Price PM in US dollars quoted by the London Bullion Market Association (in partnership with ICE Benchmark Administration as at the date of this Agreement) for Refined Silver on the relevant Delivery Date.

"Silver Minerals" means any and all silver or silver products whether in the form of ore, concentrate, metal bars and all other silver-bearing Minerals (including to the extent contained in any lead and silver concentrate), produced or taken from the Project Real Property (excluding any such silver or silver products produced or taken from property covered by the Gergarub Mining Licence or any other property which is not the Project Real Property).

"Silver Minerals Underlying Delivery Month" means in respect of a delivery or deliveries of Silver Minerals referred to in Clause 2.1(A), the month that such applicable quantity of Silver Minerals was delivered to an Offtaker pursuant to an Offtake Agreement.

For the avoidance of doubt, the Silver Minerals Underlying Delivery Month does not refer to the calendar month in which Delivery occurs under this Agreement, which is governed by Clause 2.3.

"Silver Purchase Price" has the meaning set out in Clause 2.5.

"Smelter" means any smelter (other than a smelter that is a Refinery) that processes Minerals in the form of silver bearing concentrate into a form of silver suitable for delivery to a Refinery.

"Stream Documents" means this Agreement, each of the Intra-Group Loan Agreements, the Intra-Group Loan Guarantee, the Counter Indemnity Agreement and each of the Security Documents, and each other agreement designated as a Stream Document by the Purchaser and the Seller.

"Stream Obligations" means all obligations of any kind owed to the Purchaser hereunder or under any other Stream Document, whether actual or contingent, direct or indirect, matured or not, now existing or hereafter arising.

"Stream Transfer Certificate" means a transfer certificate, substantially in the form set out in Schedule 3 (Form of Stream Transfer Certificate), further to which a Person transfers its rights and obligations under this Agreement to another Person.

"Subsidiary" means, with respect to any Person, any other Person which is Controlled directly or indirectly by that Person.

"Tailings" means the materials left over after the primary process of separating the valuable fraction from the uneconomical fraction of ore and excludes waste rock or other material that overlies an ore or mineral body and is displaced during mining without being processed.

'Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed with any Governmental Body in respect of any Taxes, including any schedule or attachment thereto or amendment thereof.

"Taxation Authority" means any governmental or other authority, including any Governmental Body, competent to impose Tax in any jurisdiction.

'Taxes" includes all forms of taxation actually imposed, collected or assessed by, or payable to any Taxation Authority having jurisdiction over a Group Member (regardless of whether such is directly or primarily chargeable against or attributable to any Group Member, and regardless of whether any Group Member has, or may have any right of reimbursement) and shall include statutory and governmental taxes, charges, imposts, duty, contributions and levies, withholdings and deductions, whenever imposed and all related penalties, charges, costs and interest whether by way of assessment or otherwise, and "Tax" and "Taxation" shall have a corresponding meaning.

'Term" has the meaning set out in Clause 4.1(A).

"Termination Notice" means written notice to the Seller from the Purchaser terminating (and which will have the effect of terminating) this Agreement further to a Seller Event of Default including the calculation of the Early Termination Amount.

"Territory" means the territory of the Republic of Namibia includes the territorial sea as well as the exclusive economic zone and the continental shelf, over which Namibia exercises sovereign rights in accordance with its internal law and subject to international law, concerning the exploration and exploitation of the natural resources of the sea-bed and its subsoil and the superjacent waters, as defined respectively in sections 2, 4 and 6 of the Territorial Sea and Exclusive Economic Zone of Namibia Act, 1990 (Act No. 3 of 1990).

"Transaction Security" has the meaning given to that term in the lntercreditor Agreement or any Refinancing Equivalent.

"Transaction Security Documents" has the meaning given to that term in the lntercreditor Agreement or any Refinancing Equivalent.

"Transfer" means to, directly or indirectly, sell, transfer, assign, cede, convey, dispose or otherwise grant a right, title or interest (including, without limitation, expropriation, other transfer required or imposed by law or any Governmental Body, and/or any other right entitling a Person to exercise and/or enjoy any rights under a Stream Document), whether voluntary or involuntary.

"Transfer Date" has the meaning given to it in Clause 7.6.

"Transferee" has the meaning given to it in Clause 7.6.

"Uncredited Balance" means, at any time, an amount equal to the Prepayment Amount advanced by the Purchaser to the Seller less cumulative amounts applied to pay the Silver Purchase Price in respect of Refined Silver further to Clause 2.5(A)(2).

"Unpaid Prepayment Amount" has the meaning set out in Clause 11.1(A).

"U.S. Consumer Price Index" means the index of average retail prices as published by the Bureau of Labor Statistics from time to time or, failing such publication, the index that the Parties agree most closely resembles that index.

"Utility Commitment" means any water service commitments and agreements, transmission or electrical service commitments and agreements and other utility commitments and agreements including commitments or agreements to construct or provide the infrastructure, rights of way and easements necessary to provide the aforementioned utility services.

"VAT" means:

(A) any tax provided for in the Namibian Value Added Tax, Act 2000;

(B) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/12); and

(C) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (B) above, or imposed elsewhere.

"Warranties" means the representations and warranties contained in Clause 9.1 and "Warranty" shall be construed accordingly.

"Wilru" means Wilru Investments One Hundred and Thirty-Four (Proprietary) Limited, a limited liability company, duly incorporated and validly existing under the law of Namibia, with its registered address at [Redacted - Personal Information].

"Working Capital Facility Agreement" has the meaning given to that term in the lntercreditor Agreement.

1.2 Certain Rules of Interpretation

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires:

(A) The terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof', "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof.

(B) References to a "Clause" or "Schedule" followed by a number or letter refer to the specified Clause or Schedule to this Agreement.

(C) The Schedules to this Agreement form part of this Agreement.

(D) Headings of Clauses and sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(E) References to a Party in this Agreement mean the Party or its successors or permitted assigns.

(F) Where the word "including" or "includes" is used in this Agreement, it means "including without limitation" or "includes without limitation".

(G) Words importing the singular include the plural and vice versa and words importing gender include all genders.

(H) A reference to an agreement includes all schedules, exhibits and other appendices attached thereto and shall include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

(I) A reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation from time to time.

(J) Time is of the essence in the performance of the Parties' respective obligations under this Agreement.

(K) In this Agreement a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 pm (London time) on the last day of the period. Whenever any payment is required to be made, action is required to be taken or period of time to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.

(L) Unless specified otherwise in this Agreement, all statements or references to dollar amounts or "US$" amounts in this Agreement are to United States dollars.

(M) References to an "ounce" are to a troy ounce (being equal to 31.1034768 grams).

(N) References in this Agreement to an obligation of a Group Member or an Intra-Group Loan Guarantor to do or not do anything include an obligation on the Seller to procure that such Group Member or Intra-Group Loan Guarantor does or does not do such thing (as applicable).

(O) A Seller Event of Default or a Material Breach Event will be "continuing" until such time that it is remedied or waived by the Purchaser, provided that such remedy or waiver shall in no way restrict the Purchaser from making a claim in respect of, and recovering, any Losses arising out of or in connection with such Seller Event of Default or such Material Breach Event pursuant to Clause 10.2 or 10.5.

(P) A Purchaser Event of Default will be "continuing" until such time that it is remedied or waived by the Seller, provided that such remedy or waiver shall in no way restrict the making of any claim in respect of and recovery of any Losses arising out of or in connection with such Purchaser Event of Default pursuant to Clause 11.

(Q) The terms of this Agreement having been negotiated, the rule of construction that provisions are to be construed against the party drafting an agreement or part of an agreement or on whose behalf an agreement or part of an agreement was drafted shall not apply to this Agreement.

1.3 Accounting Principles

Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement, including the contents of any certificate to be delivered hereunder, such determination, consolidation or computation shall, unless the Parties otherwise agree or the context otherwise requires, be made in accordance with IFRS.

1.4 Indexation

(A) The amounts ("Indexed Amounts") referred to in paragraphs (A)(?) and G) of the definition of "Permitted Debt and Obligations", and Clauses 5.8(C), 9.1(8)(16), 10.1(A)(2) and 10.1(K) of this Agreement, increase by the percentage increase in the U.S. Consumer Price Index.

(B) The Indexed Amounts shall increase at the end of each 12 month period from the date of this Agreement by any percentage increase in the U.S. Consumer Price Index for the preceding 12-month period.

1.5 No Subordination

The use of the term Permitted Encumbrances to describe any interests and Encumbrances permitted hereunder shall mean that they are permitted to exist (whether in priority to or subsequent in priority to the Security), and shall not be interpreted as meaning that such interests and Encumbrances are entitled to priority over the Security, except as permitted or required under the lntercreditor Agreement.

1.6 The lntercreditor Agreement and the Stream Documents

(A) The rights of the Parties under, and in respect of, this Agreement and any of the other Stream Documents shall be exercised in accordance with, and subject to, the provisions of the lntercreditor Agreement.

(B) In the case of any conflict or inconsistency between the provIsIons of the lntercreditor Agreement and any of the Stream Documents, the provisions of the lntercreditor Agreement shall prevail to the extent of such conflict or inconsistency.

2. PURCHASE AND SALE

2.1 Purchase and Sale of Refined Silver

(A) Subject to and in accordance with the terms of this Agreement, commencing on the Commencement Date and until the end of the Term, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, in respect of each Lot, an amount of Refined Silver equal to the Designated Metal Percentage of Payable Silver from such Lot, free and clear of all Encumbrances at the Delivery Time, until the end of the Term or earlier termination of this Agreement.

(B) The amount of Refined Silver to be delivered by the Seller to the Purchaser under Clause 2.1(A) shall be measured by the amount of Payable Silver in the Silver Minerals received by the Offtaker as determined by the provisional or final (as applicable) Offtaker Settlement Sheets further to Clause 2.3(A), and in respect of any Lot for which such amount of Refined Silver is determined by reference to a provisional Offtaker Settlement Sheet then in the calendar month following receipt of the relevant final Offtake Settlement Sheet the amount of Refined Silver sold and Delivered shall be adjusted (upwards or downwards as applicable) to take account of any difference in the amount of Payable Silver evidenced by the final Offtaker Settlement Sheet relative to the provisional Offtaker Settlement Sheet.

Payable Silver shall not be reduced for, and the Purchaser shall not be responsible for, any Taxes, refining charges, treatment charges, penalties, deductions, set-off, insurance charges, transportation charges, settlement charges, financing charges or price participation charges, or other similar charges or deductions, regardless of whether such charges or deductions are expressed as a specific metal deduction, as a recovery rate or otherwise, in any case, pursuant to the terms of the applicable Offtake Agreement or otherwise.

(C) Refined Silver shall not be reduced for, and the Purchaser shall not be responsible for any refining charges, treatment charges, penalties, deductions, set-off, insurance charges, transportation charges, settlement charges, financing charges or price participation charges, or other similar charges or deductions or expenses pertaining to and/or in respect of the Refined Silver sold and delivered to it hereunder, regardless of whether such charges or deductions are expressed as a specific metal deduction, as a recovery rate or otherwise under any agreement, all of which shall be for the account of the Seller.

(D) The Seller shall not sell to the Purchaser any Refined Silver that has been directly or indirectly purchased on a commodities exchange, provided however that the foregoing will in no way prohibit the Seller from selling and Delivering to the Purchaser Refined Silver that the Seller has purchased from a bullion bank, where such bullion bank is acting as principal and not as an agent of the Seller or any of its Affiliates. The Seller shall not sell and Deliver to the Purchaser the physical Refined Silver resulting from Produced Silver.

2.2 Product Specifications

(A) The Refined Silver delivered by the Seller to the Purchaser (in accordance with Clause 2.3) pursuant to this Agreement need not come from silver physically produced at the Project.

(B) The Refined Silver to be delivered by the Seller to the Purchaser pursuant to this Agreement shall conform in all respects with the LBMA specifications for good delivery of silver bars under the Good Delivery Rules published by the LBMA from time to time, and the Purchaser shall not be required to purchase any Refined Silver that does not meet such specifications.

(C) If the LBMA ceases to exist or ceases to publish specifications for the good delivery of silver or such specifications should no longer be internationally recognized as the basis for good delivery of silver, the Purchaser and the Seller shall promptly meet to agree on new specifications for determining good delivery of Refined Silver. Until replacement specifications for good delivery of silver are mutually agreed on by the Purchaser and the Seller in writing, deliveries of Refined Silver by the Seller to the Purchaser under this Agreement shall conform to the last set of specifications for good delivery of silver in effect under this Agreement immediately prior to the time such specifications ceased to be published or recognized and these specifications shall be the good delivery specifications for the purposes of this Agreement.

2.3 Delivery Obligations

(A) In respect of sales of Refined Silver further to Clause 2.1(A), on or (at the Seller's absolute discretion which, by way of non-exhaustive example, it may choose to exercise in accordance as a result of the quotational period chosen by the Offtaker pursuant to the Offtake Agreement) before the fourth Business Day in the fifth calendar month following the applicable Silver Minerals Underlying Delivery Month, the Seller shall Deliver to the Purchaser Refined Silver in an amount equal to the Designated Metal Percentage of Payable Silver in respect of each such Lot (as adjusted further to Clause 2.1(B) if applicable) as supported by the documentation required pursuant to Clause 2.4(B), provided that if the Project Company does not receive payment at least equal to 85% of the estimated final amount due from the Offtaker (in accordance with the relevant Offtake Agreement), as set out in the relevant Offtaker Settlement Sheet, in respect of Silver Minerals delivered to such Offtaker in the relevant Silver Minerals Underlying Delivery Month until later than the 15th Business Day of the fourth calendar month following the Silver Minerals Underlying Delivery Month, then the date for such Delivery shall be extended by a number of days equal to the duration of such delay plus an additional five days.

(B) The Seller shall sell to the Purchaser and Deliver to the Purchaser all Refined Silver to be sold and Delivered under this Agreement by way of:

(1) unallocated; or

(2) with the prior written consent of the Purchaser (acting reasonably), allocated,

credit (in metal) to the respective metal account or accounts in England designated by the Purchaser, and promptly notified to the Seller by the Purchaser by electronic communication from time to time no later than ten Business Days prior to anticipated first Delivery (and with any changes to the metal account or accounts to be notified no later than ten Business Days prior to any subsequent Delivery, provided that: (i) the Seller shall have received from the Purchaser completed "Know-Your-Client" questionnaires in respect of any metal account holder and any metal account provider required to ensure compliance with Applicable Laws and internal "Know-Your-Client" procedures of the Parent, the Project Company or the Seller which are generally applicable to counterparties of the Parent, the Project Company or the Seller; and (ii) if any metal account is designated outside England, Switzerland, Singapore or Canada (or any other jurisdiction consented to in writing by the Seller), any changes to the metal account or accounts must be notified no later than 90 days in advance).

(C) Transfer of beneficial ownership in and title to, and risk of loss of, Refined Silver shall pass from the Seller to the Purchaser at the Delivery Time on the Delivery Date.

(D) All costs and expenses pertaining to each Delivery of Refined Silver to the Purchaser shall be borne by the Seller.

(E) The Seller hereby represents and warrants to and covenants with the Purchaser that:

(1) immediately prior to the Delivery Time, the Seller will be the sole legal and beneficial owner of the Refined Silver to be delivered to the Purchaser;

(2) immediately prior to the Delivery Time, the Seller will have good, valid and marketable title to such Refined Silver; and

(3) at the Delivery Time such Refined Silver will be free and clear of all Encumbrances.

(F) The obligation of the Seller to deliver Refined Silver under this Agreement shall be satisfied by the Delivery of the appropriate amount of Refined Silver in accordance with this Clause 2.3.

(G) In respect of any Purchaser that is not the Original Purchaser, the Seller's obligation to deliver and fulfil its obligations under this Clause 2.3 in connection with Deliveries of Refined Silver to the Purchaser shall be subject to the Seller receiving the information referred to in Clause 7.4(0).

(H) The Parties acknowledge that any Delivery of the Refined Silver shall in all instances occur outside the Territory and agree for the avoidance of doubt that all costs in respect of such Delivery shall be for the Seller's account.

(I) Where the Seller, the Project Company or any of their Affiliates has received payment under an insurance policy in respect of a shipment of Silver Minerals to any Offtaker that is lost or damaged after leaving the Project Real Property (collectively, "Lost Shipment") and before the risk of loss or damage is transferred to the Offtaker, the Seller shall procure that a portion of the Net Proceeds (of any insurance payment received by it, the Project Company or the relevant Affiliate in respect thereof) shall be used to acquire a pro rata proportion of the required quantities of Refined Silver in an amount equal to the Designated Metal Percentage of Payable Silver sold under an Offtake Contract that would have represented the overall value of the Lost Shipment (based on the provisional weights and assay) and shall sell and deliver to the Purchaser (in accordance with Clause 2.3) (without duplication to the extent previously sold and delivered to the Purchaser (in accordance with Clause 2.3) by the Seller) such Refined Silver at the Silver Purchase Price.

2.4 Delivery Notifications and Monthly Invoicing

(A) On or before the 20th Business Day after the end of each Silver Minerals Underlying Delivery Month (or, if later, promptly following the date on which the same become available under the Offtake Agreement), the Seller shall send the Purchaser, by email (at such email address designated by the Purchaser in respect the Purchaser in writing from time to time), copies of available Offtaker Settlement Sheets and other Offtaker statements, invoices or receipts for that Silver Minerals Underlying Delivery Month, or if the sharing of such documents is restricted by applicable confidentiality restrictions or Applicable Laws, such other information that would allow the Purchaser to verify all aspects of the Deliveries of Refined Silver and compliance with other provisions of this Agreement.

(B) Subject to any Delivery extension pursuant to Clause 2.3(A), at least four Business Days prior to the Delivery Date, the Seller shall deliver a pre-invoice notification to the Purchaser, in form acceptable to the Purchaser, by email (at such email address as may be designated by the Purchaser in respect of the Purchaser in writing from time to time), detailing the sale and Delivery of Refined Silver further to 2.1(A) in the fourth calendar month following the Silver Minerals Underlying Delivery Month, that shall include, in each case, for that calendar month:

(1) a calculation of the number of ounces of Refined Silver to be sold to the Purchaser and Delivered to the Purchaser;

(2) the Delivery Dates;

(3) in respect of the relevant Lot(s), copies of any provisional or final assays (as applicable), which shall be carried out in accordance with Good Industry Practice, and (if applicable) details of any increase or decrease in the quantity of Produced Silver shown by any such final assay compared to the relevant provisional assay;

(4) Offtaker Settlement Sheets (as applicable) on which the calculation is based, or if the sharing of such documentation is restricted by Applicable Law or the Delivery has been completed in advance of receipt of the Offtaker Settlement Sheets, such other information that will allow the Purchaser to verify the Delivery of Refined Silver, including in each case reference to the relevant Offtake Agreement(s);

(5) the remaining Uncredited Balance immediately prior to and immediately after the sale and Delivery of Refined Silver; and

(6) such other information as may be reasonably requested by the Purchaser (acting reasonably) to allow it to verify all aspects of the Delivery of Refined Silver reflected in such pre-invoice notification.

(C) On or before the first Business Day immediately following the Delivery Date, the Seller will confirm in writing to the Purchaser:

(1) the number of ounces of Refined Silver sold to the Purchaser and Delivered to the Purchaser;

(2) the Silver Market Price for Refined Silver on the relevant Delivery Date and Delivery Times; and

(3) the Silver Purchase Price for Refined Silver sold to the Purchaser and Delivered to the Purchaser and to be paid in accordance with Clause 2.6.

(D) On or before the second Business Day immediately following the Delivery Date, the Seller shall deliver an invoice to the Purchaser, in form acceptable to the Purchaser, by email (to such email address designated by the Purchaser in writing from time to time), detailing the sale and Delivery of Refined Silver based on the confirmations and calculations set out in Clause 2.4(C).

(E) Subject to any Delivery extension pursuant to Clause 2.3(A), the Seller shall give the Purchaser at least four Business Days' notice of the Delivery Date and the number of ounces of Refined Silver to be sold to the Purchaser and Delivered to the Purchaser on such Delivery Date.

2.5 Silver Purchase Price

The Purchaser shall pay to the Seller a purchase price for each ounce of Refined Silver sold and Delivered by the Seller to the Purchaser under this Agreement (the "Silver Purchase Price") equal to:

(A) until the Prepayment Reduction Date, the Silver Market Price, payable: (1) in cash or by wire transfer equal to the Cash Price; and (2) an amount equal to the difference between such Silver Market Price and the Cash Price will be credited against the advanced Prepayment Amount in order to reduce the Uncredited Balance until it has been credited and reduced to nil; and

(B) after the Prepayment Reduction Date, the Cash Price, payable in cash or by wire transfer.

The Silver Purchase Price (determined by the Silver Market Price as established by the price in US dollars quoted by the London Bullion Market Association) is the consideration for selling the Refined Silver in respect of each Delivery and invoice, including where set off against the Prepayment Amount.

2.6 Payment for Refined Silver

Payment by the Purchaser for each Delivery of Refined Silver shall be made: (A) on the third Business Day following the Delivery Date; and (B) to the Seller Revenues Account.

2.7 Currency and Method of Payments

All payments of funds due by one Party to another under this Agreement shall be made in US Dollars and shall be made by wire transfer in immediately available funds to:

(A) in respect of payments to the Seller, the Seller Revenues Account; and

(B) in respect of payments to the Purchaser or any other Indemnified Party, such bank account or accounts (which must be outside Namibia) designated by the receiving Person in writing from time to time.

2.8 Form of invoices

All invoices issued by the Seller further to this Clause 2 must be in the form as required by Applicable Law for the purposes of relying on any applicable VAT zero-rating and any required supporting documentary evidence must be retained as required by Applicable Law.

2.9 Benchmark Replacement

In the event that:

(A) the LBMA Silver Price is no longer quoted by the London Bullion Market Association, the Silver Market Price or any spot price referenced in this Agreement shall be determined by reference to the price of Refined Silver in the manner then endorsed by the London Bullion Market Association, or

(B) the London Bullion Market Association ceases to be in operation or does not, or ceases to, make such an endorsement as referred to in Clause 2.9(A), the Silver Market Price or any other spot price referenced in this Agreement shall be determined by reference to the price of Refined Silver in the manner endorsed by the Silver Institute, failing which price will be determined by reference to the price of Refined Silver on a commodity exchange mutually acceptable to the Seller and the Purchaser, each acting reasonably.

3. PREPAYMENT

3.1 Payment

(A) In consideration for the sale to the Purchaser by the Seller and Delivery by the Seller to the Purchaser of Refined Silver, on the date and in the amount set out in Clause 3.1(E) (but subject to Clauses 3.3 to 3.4), the Purchaser agrees to pay to the Seller, and the Seller agrees to accept, the Prepayment Amount in connection with, and as a prepayment of, the Silver Purchase Price further to Clause 2.5.

(B) Without prejudice to remedies under Clauses 10.2 and 11.2, the Purchaser will not be entitled to demand repayment of the Prepayment Amount.

(C) No interest will be payable by the Seller on or in respect of the Prepayment Amount.

(D) For the avoidance of doubt, the Prepayment Amount shall not be applied as consideration or as payment made for the sale and Delivery of Refined Silver unless and until the Seller applies the Prepayment Amount further to Clause 2.S(A).

(E) Subject to Clauses 3.3 to 3.4, the Purchaser will pay the Prepayment Amount into the Seller Revenues Account on a date to be selected by the Seller upon at least ten Business Days' written notice to the Purchaser, subject to the satisfaction of the conditions set forth in Clause 3.3.

(F) The date upon which the Prepayment Amount is paid by the Purchaser shall be referred to in this Agreement as the "Prepayment Date".

(G) A notice from the Seller notifying the Purchaser of the Prepayment Date shall be referred to in this Agreement as the "Prepayment Notice".

3.2 Use of Prepayment Amount

(A) The Seller must utilise the full Prepayment Amount to repay the Seller Funding Facility in full.

(B) In addition, the Seller will procure that the Project Company shall apply an aggregate amount equal to the Prepayment Amount (less any amounts received by the Project Company by way of Initial Funding Advances which the Project Company has already so applied) to develop the Project in accordance with the Mine Plan, in order to produce Silver Minerals, thus enabling the Seller to deliver the required amounts of Refined Silver to the Purchaser in accordance with Clauses 2.1 and 2.2. To the extent that such amount has not yet been so applied, the Seller shall procure that the Project Company ensures that such amount is available, as and when required, to be so applied.

3.3 Conditions Precedent to the Prepayment Amount

The obligation of the Purchaser to pay the Prepayment Amount under Clause 3.1(A), and as described in Clause 3.1(E), shall be subject to the following conditions having been satisfied (or waived in writing by the Purchaser) as at the Prepayment Date:

(A) all of the representations and warranties made by the Seller pursuant to this Agreement shall be true and correct in all material respects (other than those representations and warranties which are subject to a materiality qualifier, which representations and warranties shall be true and accurate in all respects) as at the Prepayment Date by reference to the facts and circumstances at such time;

(B) no Seller Event of Default or Material Breach Event (or event which with notice, determination or lapse of time or any combination of them would become a Seller Event of Default or Material Breach Event) shall have occurred and be continuing;

(C) an officer of the Seller shall have executed a certificate, in form and substance satisfactory to the Purchaser (acting reasonably), dated as of the Prepayment Date and addressed to the Purchaser, as to: (1) certification of the matters set forth in Clauses 3.3(A) and 3.3(8); (2) its constitutional documents; (3) the resolutions of its board of directors (or equivalent) authorizing the execution, delivery and performance of this Agreement and the other Stream Documents to which it is party and the transactions contemplated hereby and thereby; (4) the names, positions and true signatures of the persons authorized to sign this Agreement and the other Stream Documents to which it is a party on its behalf; and (5) such other matters pertaining to the transactions contemplated hereby as the Purchaser may reasonably require;

(D) the Purchaser shall have received a copy of all Material Contracts and Material Project Authorizations that have been entered into or obtained on or before the Prepayment Date;

(E) the Stream Documents shall have been executed and delivered by all parties thereto (other than the Purchaser) and are in full force and effect, in form and substance satisfactory to the Purchaser (acting reasonably), and copies thereof have been provided to the Purchaser;

(F) each Intra-Group Loan Agreement and the Intra-Group Loan Guarantee shall have been executed and delivered by all parties thereto and each is in full force and effect, in form and substance satisfactory to the Purchaser (acting reasonably), and copies thereof have been provided to the Purchaser;

(G) no Order or Applicable Law which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the Stream Documents shall be in effect;

(H) no action or proceeding, at law or in equity, shall be pending or threatened by any Person or Governmental Body to restrain, enjoin or prohibit the consummation of the transactions contemplated by the Stream Documents;

(I) any and all approvals required by the Bank of Namibia in respect to all of the payments and obligations of any Project Entity under, and transactions contemplated by, the Stream Documents requiring such approval, as applicable, have been duly obtained in writing in accordance with the requirements of the Exchange Control Regulations (with no Person having any right to terminate, suspend, cancel or revoke any of the foregoing);

(J) the Anti-Corruption Policy remains in full force and effect;

(K) the Prepayment Date is on or before the Prepayment Long Stop Date (or such other date as the Purchaser and Seller agree in writing);

(L) the lntercreditor Agreement shall have been executed by the Original Purchaser, the Seller, the Security SPV, the Project Company and any other relevant Related Parties subject to its terms; and

(M) the Purchaser shall have received a copy of the Construction Budget in form and substance satisfactory to it.

3.4 Satisfaction of Conditions Precedent

(A) The Group Members shall use their commercially reasonable efforts to fulfil the conditions in Clause 3.3.

(B) The Parties shall co-operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing. The Purchaser will act reasonably promptly in giving their view as to the acceptability of evidence provided in respect of any conditions set forth in Clause 3.3.

(C) Each of the conditions set forth in Clause 3.3 is for the exclusive benefit of the Purchaser, and may be waived by the Purchaser in its sole discretion in whole or in part in writing.

(D) For greater certainty, the absence of satisfaction of any or all of the conditions set forth in Clause 3.3 shall not relieve the Seller from its obligations under this Agreement.

4. TERM

4.1 Term

(A) This Agreement shall be effective on the Commencement Date and, subject to Clause 4.1(B), shall continue until 40 years after the date of this Agreement (the "Initial Term") and shall automatically be extended for successive 20-year periods (each an "Additional Term" and, together with the Initial Term, the ''Term"), unless, in each case, there has been no active Mining Operations during the last 20 years of the Initial Term or throughout such Additional Term, as applicable, in which case this Agreement shall terminate at the end of the Initial Term or such Additional Term, as applicable.

(B) This Agreement may also be terminated by the Parties on mutual written consent or by either Party if so entitled in accordance with Clauses 10 or 11.

4.2 Survival

The following provisions shall survive termination of this Agreement:

(A) Clause 2.6 (in respect of any Refined Silver Delivered prior to such termination);

(B) Clause 2.7;

(C) Clause 5.9 (in respect of any periods prior to such termination);

(D) Clause 6.9;

(E) Clause 12;

(F) Clause 13;

(G) Clause 14; and

(H) such other provisions of this Agreement as are required to give effect to the foregoing.

5. REPORTINGj BOOKS AND RECORDSj INSPECTIONS

5.1 Geological and Engineering Reports and Mine Plan

(A) Until the Security Release Date, the Seller shall procure that the Project Company shall, if the Parent is listed on a public securities exchange, promptly deliver to the Purchaser a copy of any final technical reports which have been prepared in accordance with any relevant listing rules or regulations, and updated publicly available mineral reserve and mineral resource estimates produced that pertain to the Project, in each case, no more than once per calendar year.

(B) On or before 28 February in each calendar year during the Term, the Seller shall procure that the Project Company shall deliver to the Purchaser of a copy of an updated Mine Plan (provided that the Seller and the Purchaser may from time to time agree that the Seller shall procure that the Project Company provides an updated Mine Plan to the Purchaser at an additional time).

5.2 Monthly Construction Reports

Until the Completion Date, within 30 days of the end of the relevant calendar month, the Seller shall procure that the Project Company shall provide to the Purchaser a Monthly Construction Report (together with any additional production information as the Purchaser may reasonably require in writing from time to time) for the calendar month having most recently ended.

5.3 Operation and Production Reports

From the Commercial Production Date, within 30 days of the end of the relevant calendar month until the end of the Term, the Seller shall procure that the Project Company shall provide to the Purchaser an Operation and Production Report for the calendar month having most recently ended.

5.4 Financial Reports

(A) Project Company

(1) Within 60 days after the end of each of the Project Company's first, second and third fiscal quarters, the Seller shall provide to the Purchaser a copy of the Project Company's unaudited management accounts for such fiscal quarter.

(2) Within 150 days after the end of each of the fiscal years of the relevant company, the Seller shall provide to the Purchaser a copy of the audited annual financial statements of the Project Company for such fiscal year.

(B) Seller

(1) Upon written request from the Purchaser, within 60 days after the end of each of the Seller's first, second, third and fourth fiscal quarters, the Seller shall provide to the Purchaser a copy of the Seller's unaudited financial statements for such fiscal quarter.

5.5 Other Reports

The Project Company shall promptly deliver or furnish, or cause to be delivered or furnished, to the Purchaser a copy of any material reports, certificates, documents and notices relating to the Project which are received or delivered by or on behalf of a Group Member in connection with Key Transaction Documents or Material Project Authorizations to the extent not already delivered to the Purchaser under the Stream Documents.

5.6 Copies of Material Contracts and other information

(A) Until the Security Release Date, the Seller shall promptly deliver or furnish, or cause to be delivered or furnished, to the Purchaser a copy of:

(1) any new Material Contract or any amendment or revision to any existing Material Contract; and

(2) any new Material Project Authorization, or amendment, revIsIon, reissuance or replacement of any existing Material Project Authorization.

(B) Until the Completion Date, the Seller shall promptly deliver or furnish, or cause to be delivered or furnished, to the Purchaser a copy of each Construction Budget and any material amendment, revision or supplement to the Construction Budget or Project Schedule.

5.7 Notice of Completion

The Seller shall provide the Purchaser with written notice of the Completion Date within 20 Business Days of the occurrence thereof.

5.8 Notice of Adverse Impact

The Seller shall provide the Purchaser with written notice of the occurrence of each of the following events and circumstances reasonably promptly upon a Project Entity becoming aware of or having knowledge of such event or circumstance:

(A) any Seller Event of Default or a Material Breach Event, or any event or circumstance which with notice or lapse of time or both would become a Seller Event of Default or a Material Breach Event or may result in a Seller Event of Default or a Material Breach Event;

(B) the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any Group Member which is reasonably likely to be adversely determined and, if so determined, would or would reasonably be expected to have a Material Adverse Effect;

(C) any event, circumstance or fact that is expected to give rise to a "default" or an "event of default" or similar (howsoever defined) under any Senior Financing or any other agreement in respect of Debt of the Project Entities or any Group Member in a principal amount of US$[Redacted - Commercially Sensitive Information] or more without any amendments or waivers from the creditor party(ies) thereunder;

(D) to the extent not already notified under a preceding paragraph of this Clause 5.8, details of any material environmental, health or safety violations and/or material violations of any Applicable Laws, Anti-Corruption Laws, Anti-Money Laundering Laws or any non-compliance with the Anti-Corruption Policy;

(E) any other condition or event which has resulted in a Material Adverse Effect;

(F) the loss of or material non-compliance with the terms of, or any threat (in writing) by a Governmental Body or (in the case of the Operating Agreement) the Mining Licence Holder to revoke or suspend, any Material Project Authorization or the Operating Agreement;

(G) until the first anniversary of the Prepayment Long Stop Date, a Warranty given by the Seller under this Agreement is not true and correct in all material respects; and

(H) any material dispute or material disturbance relating to the Project that involves local communities if such dispute or disturbance could affect the development or operation of the Project in accordance with the Mine Plan, in each case, accompanied by a written statement by a senior officer of the Project Company setting forth details of the event(s) or circumstance(s) referred to therein.

5.9 Books and Records

(A) The Seller shall procure that the Project Company shall keep true, complete and accurate books and records of all of its respective operations and activities with respect to the Project and this Agreement, including the mining and production of all Silver Minerals from the Project Real Property and the mining, treatment, processing, milling, transportation and sale or refining of all Silver Minerals, and all operating or capital costs.

(B) The Seller shall procure that the Project Company and the Group Members shall permit the Purchaser (and its professional advisors) to perform audits or other reviews and examinations of their books and records and other information relevant to the production, Delivery and determination of Refined Silver under this Agreement and compliance with this Agreement from time to time at reasonable times on not less than five Business Days' notice, provided that the Purchaser will not exercise such rights more often than once during any calendar year absent the existence of a Seller Event of Default or a Material Breach Event, or absent a material deficiency identified during a previous audit or review, in which case such rights may be exercised at such periods as may be reasonably determined by the Purchaser (and in any event at least once during any Quarter) until no material deficiencies are identified during three consecutive audits or reviews, at which point the Purchaser will once again be limited to exercising such rights not more than once per calendar year. The Purchaser shall use its commercially reasonable efforts to diligently complete any audit or other examination permitted hereunder. Such audit or other review or examination shall be at the Purchaser's expense, provided that, if it is established by such audit or other review or examination, or further to a Dispute (as defined in Clause 14.1), that the amount of Refined Silver Delivered on a given Delivery Date was less than the amount that should have been Delivered under this Agreement by 10 per cent or more, then the Seller shall immediately on demand pay the costs of such audit or other review or examination to the Purchaser.

5.10 Inspections

(A) Subject to Clause 5.1O(B), not more than once every 12 months upon no less than ten Business Days' notice to the Seller (and subject at all times to the workplace rules and health and safety Applicable Laws and requirements, and supervision of the Project Company), the Seller shall procure that the Project Company shall grant, or cause to be granted, to the Purchaser and the Independent Engineer and individuals nominated by them, at reasonable times, the right to access the Project Real Property and other facilities of the Project, in each case to monitor the construction and operation of the Project and compliance with this Agreement during the Term. The Purchaser shall use its commercially reasonable efforts to not interfere with development, mining or processing work conducted on the Project Real Property. No more than five individuals may attend.

(B) All access granted pursuant to Clause 5.10(A) and related inspections shall be at the sole risk and expense of the Purchaser, the Independent Engineer or its nominees (as applicable), provided that prior to the Completion Date, the Seller shall bear any reasonable, documented out-of-pocket expenses which are not related to risk.

5.11 Offtakers

The Seller shall provide the Purchaser with written notice promptly upon becoming aware of or having knowledge of any dispute between the Project Company and an Offtaker that would have a material impact on the quantum or timing of Deliveries under this Agreement. The Seller shall provide the Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.

5.12 No Disclosure of Confidential Information

The Seller's obligations under Clauses 5.5, 5.6(A) and (B) and 5.9(8) shall not extend to any documents, agreements, materials, files or other information (whether held in electronic form or otherwise) that it or the Project Company is not permitted to disclose to the Purchaser (or any of its professional advisors) pursuant to confidentiality obligations applicable to any Project Entity (or any of its Affiliates) which are owed to a Person which is not an Affiliate or Related Party. The Seller shall be entitled not to disclose to the Purchaser (or any of its professional advisors) any such documents, agreements, materials, files or other information. The Seller shall however use reasonable endeavours to obtain consent, or procure that consent is obtained, to make disclosure of such documents, agreements, materials, files or other information (including by incorporating or procuring the incorporation of appropriate provisions into agreements with third parties) and will, to the extent permitted by such confidentiality obligations, in any case provide to the Purchaser a sufficiently detailed summary of such documents, agreements, materials, files or other information (having regard to the purpose of the relevant disclosure).

6. COVENANTS

6.1 Conduct of Operations

At all times:

(A) Except as otherwise provided herein, all decisions regarding the Project, including any decisions concerning: (1) the methods, extent, times, procedures and techniques of any development and mining related to the Project or any portion thereof; (2) milling, processing, or extraction; (3) materials and equipment to be introduced on or to the Project; and (4) decisions to operate or continue to operate the Project or any portion thereof, including with respect to closure and care and maintenance, shall be made by the Project Company in its sole discretion.

(B) The Seller shall procure that the Project Company shall at all times from and after the date hereof use commercially reasonable efforts to obtain, as and when required, and preserve and maintain, all Licences (including environmental Licences and Utility Commitments) and Contracts which are required to permit the Project Company to: (1) own the Project; (2) develop, construct and operate the Project as contemplated by the Mine Plan; and (3) commence and carry out the operation of commercial production transactions from the Project.

(C) The Seller shall at all times from and after the date hereof use commercially reasonable efforts to obtain, as and when required, and preserve and maintain, all Licences and Contracts which may be required to permit the Seller to perform its obligations under the Stream Documents to which it is a party.

(D) The Seller shall procure that the Project Company and the Group Members shall timely and fully perform, pay and observe, or cause to be performed, observed and paid, any and all liabilities, requirements and obligations required by any Applicable Laws, Material Project Authorizations, the Operating Agreement or by any Governmental Body or by Good Industry Practice, in each case:

(1) for the reclamation, restoration or closure of any facility or land; and

(2) in connection with the Project Company's or the Group Members' operations or activities at, on or in respect of, the Project or required under this Agreement, in each case except where such liabilities or obligations are diligently contested in good faith and appropriate provision has been made for them in the relevant Group Member's account.

(E) The Seller shall procure that the Project Company shall operate the Project on a commercial basis as though it has the full economic interest in the silver produced from the Project Real Property in the absence of this Agreement and as if it were entitled to receive the Silver Market Price for all silver produced. The Seller shall procure that the Project Company shall ensure that all cut-off grade, short term mine planning, longer term planning and production decisions, and all resource and reserve calculations, concerning the Project shall be consistent with normal industry practice.

(F) The Seller shall procure that the Project Company shall use its reasonable endeavours to develop, construct, commission and operate the Project, in all material respects, in accordance with the Mine Plan, the Construction Budget, the Project Schedule and otherwise in accordance with this Agreement. The Mine Plan shall be maintained and updated in accordance with Good Industry Practice and may not be amended in any material respect unless such amendment is made in accordance with Good Industry Practice.

(G) The Seller shall procure that the Project Company shall ensure that all Offtake Agreements entered into on or after the date of this Agreement on arm's length terms.

(H) The Seller shall procure that the Project Company shall use its reasonable endeavours to perform all development and Mining Operations and activities pertaining to or in respect of the Project in accordance with the IFC Performance Standards.

(I) Up to the Completion Date, the Mine Plan and the Project Schedule shall be maintained and updated in accordance with Good Industry Practice and, in the case of the Mine Plan, so as to include a detailed construction budget (including all Project Costs) for the achievement of the Completion Date in accordance with the Mine Plan. None of the Mine Plan, a Construction Budget or the Project Schedule may be amended in any material respect unless such amendment is made in accordance with Good Industry Practice.

(J) Intra-Group Loan and Guarantee

The Seller shall not amend, cancel, suspend, terminate or Transfer (in whole or in part), and shall procure that no amendment, cancellation, suspension, termination or Transfer (in whole or in part) is effected in respect of, any Intra-Group Loan Agreement or the Intra-Group Guarantee, where such amendment, cancellation, suspension, termination and/or Transfer would have an adverse impact on the rights of the Purchaser under this Agreement, the lntercreditor Agreement and/or the Stream Documents, without the prior written consent of the Purchaser.

6.2 Processing; Commingling

(A) The Seller shall procure that the Project Company shall not:

(1) sell unprocessed Silver Minerals mined from the Project Real Property except further to an Offtake Agreement;

(2) process Silver Minerals mined from the Project Real Property other than for delivery further to an Offtake Agreement; or

(3) sell, ship or deliver processed Silver Minerals to any Person other than the shipment of such Silver Minerals further to an Offtake Agreement,

provided that, in any event, as a condition to any such activities, the Seller shall, or shall procure that the Project Company shall, ensure that such activities do not in any way adversely impact on the quantity or rate of Delivery of Refined Silver that would otherwise have been Delivered to the Purchaser under this Agreement.

(B) From and after the date of this Agreement, the Project Company may process Other Minerals through a process plant that is controlled by or is under common control with the Project Company in priority to or in place of, or commingle Other Minerals with, Minerals which are or can be mined, produced, extracted or otherwise recovered from the Project Real Property, only if: (1) the Project Company has adopted and employs reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a "Commingling Plan"), such Commingling Plan to ensure the division of Other Minerals and Minerals for the purposes of determining the quantum of the Refined Silver to be Delivered hereunder; (2) the Project Company keeps all books, records, data and samples required by the Commingling Plan and the Seller procures that such books, records, data and samples are available to the Purchaser in accordance with Clause 5.9(B); and (3) the Purchaser shall not be disadvantaged as a result of the processing of Other Minerals in place of, in priority to, or concurrently with, Minerals. Without prejudice to Clause 10 and any right or remedy thereunder (but without double recovery), the Seller shall compensate the Purchaser for any disadvantage incurred or suffered by the Purchaser if and to the extent that the processing of Minerals mined, produced, extracted or otherwise recovered from the Project Property is delayed or otherwise adversely affected as a result of such Other Minerals being processed through such process plant. For these purposes, "disadvantage" shall be assessed by reference to the quantity and timing of expected deliveries as per the then current Mine Plan.

6.3 Anti-Bribery Laws and Obligations, Anti-Money Laundering Laws and Sanctions

(A) The Project Company and Seller each shall, and the Project Company and Seller shall each cause all of the Group Members and their respective directors, officers and employees to comply with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Person or its activities, and will sanction any breach of this provision in accordance with the Anti-Corruption Policy.

(B) The Project Company covenants that it and each Group Member and their respective directors, officers and employees will not make, offer or authorise, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Public Official, any political party, political party official, or candidate for office, or any other individual or entity, where such payment, gift, promise or advantage would violate the Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions applicable to such Person.

(C) The Project Company shall, and the Project Company shall cause all of the Group Members to, at all times comply with the Anti-Corruption Policy, and shall (to the extent permitted by Applicable Laws) immediately notify the Purchaser upon becoming aware of any breach or suspected breach of such policy. The Seller shall not amend, terminate, replace or otherwise vary the Anti-Corruption Policy so as to make it less comprehensive and/or restrictive without the prior written consent of the Purchaser (reasonably).

6.4 Preservation of Corporate Existence; Location of Assets

(A) The Seller shall, and shall cause any other Group Members to, at all times from and after the date hereof do and cause to be done all things necessary or advisable to maintain its corporate or other existence, including the making of all required filings in connection therewith, and to obtain, and, once obtained, maintain all qualifications necessary to carry on its business and own its assets in each jurisdiction in which they carry on business or in which their assets are located.

(B) The Seller shall not, and shall not permit any other Group Members to, merge, amalgamate or consolidate with another Person, or change or reorganize its capital structure or amend its articles, by laws or any other constitutional documents, if it would adversely impact the Purchaser's rights under the Stream Documents, unless such action is in compliance with Clause 7.

(C) Until the Security Release Date, the Seller shall promptly notify the Purchaser and the Security SPV of: (1) the acquisition by the Project Company of any real property (including mineral rights), whether owned or leased; and (2) any new locations of tangible assets of the Project Company (other than inventory in transit).

6.5 Maintenance of Property; Encumbrances

(A) Except as otherwise permitted under Clause 7, the Seller shall, and shall procure that the Project Company shall, at all times do or cause to be done all things necessary to maintain, preserve, protect and keep all of its material ownership, lease, use, licence and other interests, as applicable as are necessary or advisable in order for the Project Company to be able to develop, construct and operate the Project, substantially in accordance with the Mine Plan and Good Industry Practice and to perform its obligations under the Stream Documents to which it is a party.

(B) The Purchaser, at its own expense, may undertake such investigation of the title and status of the Project Real Property as it shall deem necessary. If that investigation should reveal material defects in the title (which shall not include Permitted Encumbrances), the Seller shall procure that the Project Company shall forthwith proceed to cure such title defects to the satisfaction of the Purchaser, acting reasonably, and shall reimburse to the Purchaser the reasonable costs of such investigation. If the Seller fails to procure the cure of such material defects by the Project Company within 60 Business Days of such notice from the Purchaser (or such longer period thereafter during which the Project Company is continuing to diligently pursue, or cause to be pursued, the curing of such material defects): (1) the Purchaser may proceed to cure such title defects; and (2) any costs and expenses incurred (including reasonable legal fees and costs) by the Purchaser in connection with curing such title defects shall be promptly reimbursed by the Seller.

(C) Until the Security Release Date, the Seller shall at all times warrant and defend its right, title and interest and that of any other Group Members in and to any Collateral, and every part thereof, against the claims of any Person, subject only to Permitted Encumbrances.

6.6 Insurance

Within 60 days of the date of this Agreement the Seller shall procure that the Project Company shall, until the Security Release Date, maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies incorporated in Namibia and carrying on the same or substantially similar business. All such insurance must be with reputable independent insurance companies or underwriters.

6.7 Certain Negative Covenants

(A) Until the Security Release Date, other than pursuant to a Permitted Transaction:

(1) the Seller shall procure that the Project Company shall not engage directly or indirectly in any material business activity or purchase or otherwise acquire any material property, in either case, not related to the development, construction, and operation of, and extraction of mineral resources from, the Project, or that is not reasonably required to perform its obligations under the Key Transaction Documents and in connection with the Senior Financing;

(2) the Seller may, and shall procure that the Project Company may, only purchase, acquire or lease (whether directly or indirectly) any property from, or Transfer any property to, or otherwise deal or enter into any agreement with, any Related Party in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms (including as to price, charges and deductions) that are no less favourable to it than those that could be obtained in an arm's length transaction with a Person that is not a Related Party;

(3) the Seller:

(a) may have, assume or otherwise become directly or indirectly liable upon or in respect of, or suffer to exist, any Debt only if such Debt constitutes a Permitted Debt and Obligation for itself; and

(b) shall procure that the Project Company may have, assume or otherwise become directly or indirectly liable upon or in respect of, or suffer to exist, any Debt only if such Debt constitutes a Permitted Debt and Obligation for the Project Company;

(4) each of the Group Members may enter into any hedge instrument or incur any hedge obligations only if such hedge obligations are pursuant to Permitted Hedging Arrangements;

(5) the Seller shall procure that the Project Company does not make any Restricted Payment prior to the Completion Date and that, from and after the Completion Date, the Project Company may make a Restricted Payment only if no Seller Event of Default or Material Breach Event and no event that, with the giving of notice or passage of time would constitute a Seller Event of Default or a Material Breach Event, has occurred and is continuing or would occur as a result of such Restricted Payment;

(6) the Seller shall not make any Restricted Payment at any time prior to the Security Release Date;

(7) the Seller shall not, and shall procure that the Group Members shall not, create, incur, assume or suffer to exist any Encumbrance over the Collateral other than Permitted Encumbrances;

(8) the Seller shall not, and shall procure that the Project Company shall not,

Transfer a Production Interest in breach of this Agreement; and

(9) the Intra-Group Loan Guarantors shall be permitted to pay or repay any Subordinated Liabilities (as defined in the lntercreditor Agreement) unless there is a Seller Event of Default which is continuing.

6.8 Abandonment

If the Project Company abandons, surrenders, relinquishes or lets lapse all or a part of the Mining Licence (through the Operating Agreement), including by way of ceasing to maintain Material Project Authorizations or the Operating Agreement or the validity of mineral claims or leases (the "Abandonment Property") and the Project Company re-acquires a direct or indirect interest in any of the ground covered by the Abandonment Property at any time within seven years following the date of abandonment, the production of silver from such re-acquired property shall be subject to the terms of this Agreement. The Seller shall give written notice to the Purchaser within ten days of any such re-acquisition.

6.9 Confidentiality

(A) Each Party (a "Receiving Party") agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors and representatives to maintain as confidential, and not to disclose, any Confidential Information, provided that a Receiving Party may disclose Confidential Information in the following circumstances:

(1) to its auditors, legal counsel, lenders, underwriters and investment bankers and to persons, including any proposed transferee or acquiring Person under Clause 7 or assignee under Clause 7.5, with whom it is considering entering or intends to enter into a transaction for which such Confidential Information would be relevant (and to advisors and representatives and financiers (and advisors and representatives of such financiers) of any such Person), provided that such recipient(s) are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality of it and are strictly limited in their use of the Confidential Information to those purposes necessary for such Persons to perform the services for which they have been, or are proposed to be, retained by the Receiving Party or to consider or effect the applicable transaction, as applicable;

(2) subject to Clause 14.7, where that disclosure is necessary to comply with Applicable Laws, court order or regulatory request by any Governmental Body having jurisdiction over such Party, provided that such disclosure is limited to only that Confidential Information so required to be disclosed and, where applicable, that the Receiving Party will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled;

(3) for the purposes of the preparation and conduct of any arbitration or court proceeding commenced under Clause 14.1;

(4) where such information is already available to the public other than by a breach of confidentiality obligations under this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations applicable to the relevant information;

(5) with the consent of the disclosing Party;

(6) to its Affiliates and (as applicable) the Project Company and Group Members and those of its and its Affiliates' and (as applicable) the Project Company's and any Group Members' directors, officers, employees, advisors and representatives who need to have knowledge of the Confidential Information;

(7) in the case of the Purchaser and any of its Affiliates, to any limited partner or co-investor or prospective limited partner or co-investor in or with a private equity fund managed by the Purchaser or Affiliate(s) of the Purchaser, to the extent such information is reasonably relevant to the current investment or future investment decision of any such limited partner or co-investor or prospective limited partner or co-investor, provided that such Persons undertake to maintain the confidentiality of it and are strictly limited in their use of the Confidential Information for the purpose of making an investment decision in or with respect to the Purchaser or Affiliate(s) of the Purchaser; and

(8) to any party to the lntercreditor Agreement from time to time provided that such recipient(s) are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality.

(B) Each Party shall ensure that its Affiliates and (as applicable) the Project Company and any Group Members and its and its Affiliates' and (as applicable) the Project Company's and any Group Member's employees, directors, officers, advisors and representatives and those Persons listed in Clause 6.9(A)(1), 6.9(A)(6) and 6.9(A)(7) are made aware of this Clause 6.9 and comply with the provisions of this Clause 6.9. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such Persons.

6.10 Offtake Agreements - Security Provisions

The Seller shall procure that the Project Company shall use best endeavours to procure that, in respect of any Offtake Agreement entered into after the date of this Agreement with an aggregate volume (aggregated with any other Offtake Agreements entered into with the same counterparty (or an Affiliate of such counterparty) relating to the same (or a substantially related) matter or services) over the term of the relevant Offtake Agreement(s) of more than 20% of the Mine's lead concentrate production forecast in the then current Mine Plan for the calendar year in which the Offtake Agreement is entered into:

(A) such Offtake Agreement contains terms such that the assignment of, or cession or other Encumbrance over, it in favour of the Security SPV is permitted without the consent of any counterparty; and

(B) each counterparty to such Offtake Agreement agrees to the transfer of that Offtake Agreement to the Security SPV and / or any other transferee identified by the Security SPV from time to time following or in connection with any enforcement of any Security, subject to reasonable conditions as may be agreed with each counterparty (including the satisfaction of any "know your customer" conditions).

7. TRANSFERS OF INTERESTS AND ASSIGNMENT

7.1 Prohibition on Project Entity Transfers and Change of Control

The Seller shall not, and shall ensure that neither the Project Company nor any other Person (other than the Purchaser) shall:

(A) Transfer (or permit the Transfer of), all or an integral part of, the Project or, until the Security Release Date, the Collateral (other than by way of a Permitted Asset Disposition); or

(B) agree to, or enter into any agreement, arrangement or other transaction with any Person that would cause, or otherwise allow or permit to occur, a Change of Control of:

(1) any of the Project Entities; or

(2) any Intra-Group Loan Guarantor which Controls, or is under common Control with, any of the Project Entities,

other than to the extent undertaken in accordance with any enforcement of the Collateral pursuant to the lntercreditor Agreement or as permitted by Clause 7.2.

7.2 Permitted Project Entity Transfer and Change of Control

Clause 7.1 shall not prohibit any Transfer (in whole or in part) by any Collateral Provider of any shares or intercompany loan rights forming part of the Collateral, or a Change of Control in respect of any Project Entity or relevant Intra-Group Loan Guarantor, if:

(A) the Seller shall have provided the Purchaser with at least three Business Days' prior written notice of the proposed Transfer or Change of Control;

(B) in the case of a Change of Control in respect of any Project Entity or relevant Intra-Group Loan Guarantor:

(1) the Person acquiring such Control enters into an Additional Intra-Group Loan Guarantee (unless such Change of Control occurs after the Security Release Date);

(2) that Person acquires Control of both Project Entities and all Intra-Group Loan Guarantors; and

(3) that Person is an Eligible Transferee;

(C) in the case of any Transfer (in whole or in part) by any Collateral Provider of any shares or intercompany loan rights forming part of the Collateral or any Change of Control, each Person that, as a result of the Transfer or Change of Control, acquires a direct or indirect interest in any such shares or intercompany loan rights grants the same charges and security interests in, to and over such shares or intercompany loan rights, and enters into the same Security Documents as entered into by (or in respect of) the relevant Group Members or Intra-Group Loan Guarantor pursuant to the terms of this Agreement (in accordance with Clause 8.2(A)), unless such Transfer or Change of Control occurs after the Security Release Date;

(D) the Persons referred to in Clauses 7.2(8) and 7.2(C) above satisfy the conditions set forth in Clauses 3.3(C), 3.3(G), 3.3(H) and 3.3(1) as if such provisions applied to them, with appropriate modifications and the Seller has provided the following legal opinions addressed to the Purchaser and in form and substance satisfactory to the Purchaser (acting reasonably):

(1) a legal opinion relating to (a) the legal status of such Persons, (b) the corporate power and authority of such Persons to execute (or accede to) any Stream Documents to which such Persons are a party and (c) the authorisation, execution and delivery of any such Stream Documents (or accession thereto); and

(2) a legal opinion relating to (a) the enforceability of such Stream Documents against such Persons, (b) the due registration or filing of any registrable Security Documents executed (or acceded to) by such Persons and, where applicable, the perfection of the security interest of the Security SPV of the Offshore Security Agent under such Security Documents and

(c) the results of the usual searches that would be conducted in connection with such Security Documents in relation to such Persons;

(E) all necessary consents and approvals of any Governmental Body or other Person are obtained or satisfied with respect to such Transfer or Change of Control;

(F) there is no Seller Event of Default or Material Breach Event (or an event which with notice or lapse of time or any combination of them would become a Seller Event of Default or Material Breach Event) that has occurred and is continuing or would occur as a result of such Transfer or Change of Control (except where the implementation of such Transfer or Change of Control would remedy such Seller Event of Default or Material Breach Event (or such event which with notice or lapse of time or any combination of them would become a Seller Event of Default or Material Breach Event));

(G) in the case of any Transfer (in whole or in part) by any Collateral Provider of any shares or intercompany loan rights forming part of the Collateral, the transferee is not a Sanctioned Person;

(H) if the Persons referred to in Clauses 7.2(8) or 7.2(C), or any of their Affiliates, have any outstanding Debt secured by the same assets secured under the Security Documents, their secured lenders shall have entered into an intercreditor agreement with the Purchaser substantially in the form of the Intercreditor Agreement;

(I) in respect of any Transfer (in whole or in part) by any Collateral Provider of any shares or intercompany loan rights forming part of the Collateral or a Change of Control, the relevant Person expressly acknowledges in writing to the Purchaser, in form and substance satisfactory to the Purchaser (acting reasonably), the existence of this Agreement and the Stream Documents. Upon completion of the Transfer or Change of Control, the Intra-Group Loan Guarantors who no longer directly or indirectly own shares in the Project Company shall automatically be released from their obligations under any Intra-Group Loan Guarantee (except in respect of any liabilities arising before the date of such Change of Control);

(J) such Transfer or Change of Control would not cause a breach of any Applicable Law by a Group Member or the Purchaser;

(K) the Purchaser shall have received completed "Know-Your-Client" questionnaires in respect of the relevant Transferee or new shareholder(s), required to ensure compliance with Applicable Laws; and

(L) in respect of any Person acquiring a direct shareholding in the Project Company (other than any Minority Shareholder) prior to the Security Release Date, and solely for the period until the earlier of the Security Release Date and the lntercreditor Agreement ceasing to be in effect, such Person is a special purpose vehicle with no trading history or liabilities, established and operated solely for the purpose of acquiring and holding such shareholding in the Project Company.

7.3 Prohibition on Purchaser Transfers and Change of Control

No Purchaser shall:

(A) Transfer, in whole or in part, any of its rights or obligations under the Stream Documents or the lntercreditor Agreement; or

(B) agree to, or enter into any agreement, arrangement or other transaction with any Person that would cause, or otherwise allow or permit to occur, a Change of Control of the Purchaser, in each case, save as permitted pursuant to Clause 7.4.

7.4 Permitted Purchaser Transfer and Change of Control

Clause 7.3 shall not prohibit (i) any Transfer of the whole (but not part only) of the rights and obligations of the Purchaser under the Stream Documents and the lntercreditor Agreement or (ii) any Change of Control of the Purchaser if:

(A) the Purchaser shall have provided the Seller with at least ten Business Days' prior written notice of the Transfer or Change of Control completing;

(B) in relation to any Transfer, the relevant transferee accedes to the lntercreditor Agreement in the same capacity as the transferor (if it is not already a party thereto in the relevant capacity) on or before the date of the Transfer is completed, in accordance with the terms of the lntercreditor Agreement;

(C) in relation to any Transfer, the provisions of Clause 7.6 are complied with;

(D) the transferee or Change of Control beneficiary is not a Sanctioned Person;

(E) such Transfer or Change of Control would not cause a breach of any Applicable Law by a Group Member; and

(F) in relation to any Transfer, the Seller shall have received from the Purchaser, completed "Know-Your-Client" questionnaires in respect of the relevant transferee, required to ensure compliance with Applicable Laws.

7.5 Assignment

(A) Except as permitted in Clauses 7.2, 7.4, 7.5(8) or 7.5(C), no Party shall be entitled to assign or Transfer, including by way of syndication or granting of participation rights, any of its rights and/or obligations under any of this Agreement and the other Stream Documents without the prior written consent of each of the other Parties.

(B) The Seller may assign by way of security its rights under this Agreement to a security trustee or agent acting on behalf of, or a security SPV which is liable to, the lenders in respect of any Senior Financing without the consent of the Purchaser.

(C) The Purchaser may assign by way of security its rights under this Agreement to a provider of finance or security trustee or agent acting on behalf of such provider without the consent of the Seller (and the Seller agrees to execute an acknowledgment of such security in a form reasonably customary for the relevant type of financing), provided that: (1) any such assignment satisfies the requirements of Clause 7.4 (provided that the requirements of Clause 7.4(8) and 7.4(C) shall only be required to be complied with if the assignee enforces its rights to receive Deliveries or payments further to such assignment); and (2) such assignment by way of security will not, or could not reasonably be expected to, have a material adverse effect on the rights and/ or benefits of the Seller under the Stream Documents.

7.6 Procedure for Transfer

(A) Subject to the conditions set out in Clause 7.4, a Transfer is effected in accordance with Clause 7.6(8) below when the Purchaser (the "Transferor") executes an otherwise duly completed Stream Transfer Certificate delivered to it by the relevant transferee (the "Transferee").The date of such execution by the Transferor shall be the "Transfer Date" in respect of such Transfer.

(B) On the relevant Transfer Date:

(1) to the extent that in the Stream Transfer Certificate the relevant Transferor seeks to transfer by novation any of its rights and obligations under this Agreement the Seller and the Transferor shall be released from such further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (in each case, without prejudice to any liabilities arising with respect to the period prior to such Transfer Date) (being the "Discharged Rights and Obligations");

(2) the Seller and the relevant Transferee shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Seller and the relevant Transferee have assumed and/or acquired the same in place of the Seller and the Transferor;

(3) for the avoidance of doubt, to the extent relevant, any guarantee in respect of the obligations of (or in favour of) the relevant Transferor shall cease with effect from the assumption of obligations and acquisition of rights referred to in Clause 7.6(8)(2) and the relevant guarantor(s) shall thereafter be automatically released in respect of any obligations in respect of the same (in each case, without prejudice to any liabilities arising with respect to the period prior to such Transfer Date); and

(4) the relevant Transferee shall become a Party as "Purchaser".

(C) In the case of a Transfer by the Purchaser, the Seller shall, at the Transferor's cost, execute such other documents as the Transferor may reasonably require in connection with the treatment of the Transferee as the Purchaser for all purposes of this Agreement and the Stream Documents, its entitlement to the full benefit of the same and the release of the Transferor.

8. SECURITY AND GUARANTEES

8.1 Security

(A) It is acknowledged that the Purchaser benefits from the Encumbrances created pursuant to the Common Security Documents and the Finco Security Documents, subject to the terms of the lntercreditor Agreement.

(B) Any interest of the Purchaser in the Common Security Documents and the Finco Security Documents shall cease upon the Security Release Date.

8.2 Additional Security

(A) Until the Security Release Date, the Seller shall procure that the Project Company shall:

(1) cause each Person that (pursuant to Clause 7.2) becomes the owner of any shares or intercompany loan rights forming part of the Collateral (other than, in each case, any Minority Shareholder or any successor thereto) to provide security over its shares therein in favour of the Security SPV; and

(2) in relation to sub-paragraph (1) above, provide to the Purchaser a third party legal opinion from such Person's legal counsel concerning such Person and any Security Document to which such Person becomes a party, in form and substance satisfactory to the Purchaser (acting reasonably), in each case, within thirty (30) days of such Person first becoming (pursuant to Clause 7.2) the owner of any shares or intercompany loan rights forming part of the Collateral and, to the extent applicable, shall further take such steps as are necessary in order to make valid and effective the aforementioned agreements and perfect the Encumbrances provided for therein.

(B) If an Encumbrance is granted to the Security SPV, the Offshore Security Agent or any other Person over any Additional Shared Collateral in connection with the Senior Financing at any time before the Security Release Date, then the Project Entities shall procure that such Encumbrance is granted on terms that the Purchaser benefits from such Encumbrance.

8.3 Further Assurances - Security

Until the Security Release Date, the Seller shall take or cause to be taken such action and execute and deliver or cause to be executed and delivered to the Purchaser, the Security SPV or the Offshore Security Agent (as applicable) such agreements, documents and instruments as the Purchaser, the Security SPV or the Offshore Security Agent (as applicable) may request, and register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such registration, filing or recording is, in the opinion of the Purchaser, the Security SPV or the Offshore Security Agent (as applicable), necessary or advisable to constitute, perfect and maintain the Encumbrances contemplated under the Security Documents, subject only to the Permitted Encumbrances in each case promptly after the request therefor by the Purchaser, the Security SPV or the Offshore Security Agent (as applicable).

8.4 Release of Security

(A) If:

(1) the Term has expired; and

(2) all amounts which are then due and payable to the Purchaser from any Group Member have been irrevocably paid in full,

(the date on which these conditions are satisfied, the "Security Release Date"), then the Purchaser will promptly following the Security Release Date give notice to the Security SPV and the Offshore Security Agent in accordance with the lntercreditor Agreement that the Stream Release Date (as defined in the lntercreditor Agreement or any Refinancing Equivalent) has occurred.

(B) Prior to the Security Release Date, the Seller may from time to time request that assets, rights, interests and/or other property are released from the Common Security Documents (or confirmation given that such assets, rights, interests and other property do not fall within the scope of the Collateral) where such assets, rights, interest and/or other property constitute Excluded Property. The Purchaser shall as soon as reasonably practicable take such steps as are reasonably required by the Seller (at the Seller's cost) in order to effect such releases or provide such confirmations.

8.5 lntercreditor Agreement and Subordination

(A) Before the lntercreditor Agreement or, where applicable, a Replacement lntercreditor Agreement, ceases to be in full force and effect then, to the extent that any Person, Debt, obligation or Encumbrance is required further to the Stream Documents to be subject to any subordination arrangements for the benefit of the Purchaser, the Project Entities shall ensure that such Person, Debt, obligation or Encumbrance is and continues to be subject to subordination arrangements in form and substance satisfactory to the Purchaser (acting reasonably).

(B) The Seller shall procure that, any existing or additional Debt incurred by it or the Project Company from any of their Related Parties from time to time is fully subordinated to, amongst other things, the Stream Obligations further to the lntercreditor Agreement or, where applicable, a Replacement lntercreditor Agreement or, if the lntercreditor Agreement or Replacement lntercreditor Agreement (as applicable) is no longer in full force and effect, other subordination arrangements in form and substance satisfactory to the Purchaser (acting reasonably) (as the case may be), provided that all payments or repayments by the Project Company under any of the Intra-Group Loan Agreements shall be permitted in order to put the Seller in funds to comply with its obligations under the Stream Documents.

(C) In the event that:

(1) the Senior Facilities Discharge Date has occurred under the Initial lntercreditor Agreement; and

(2) the Seller, Project Company or any of their Affiliates or any Group Member at any time enters into any arrangements or any agreements (including, without limitation, any binding term sheets or any loan agreements conditional upon the entry into an intercreditor agreement) to incur any Debt or obligations in connection with a refinancing or replacement of any of the Debt or obligations listed in sub-paragraphs (A)(4) to (A)(6) of the definition of "Permitted Debt and Obligations" ("Senior Debt Refinancing"),

then, if requested by the Seller, the Purchaser shall enter into a replacement intercreditor agreement with, amongst others, the Seller, the Project Company, any relevant Group Members and any incoming financing providers (and their agents and trustees, if applicable), on the substantially the same terms as the Initial lntercreditor Agreement and on the basis that the initial commitments for principal Debt under any Senior Financing forming part of that Senior Debt Refinancing may (at the Seller's election) be up to US$[Redacted - Commercially Sensitive Information] ("Replacement lntercreditor Agreement").

8.6 Co-operation with Senior Financing Process

The Purchaser shall co-operate in good faith with the Project Entities in connection with any Senior Financing ("Senior Financing Process"), including:

(A) cooperating with the reasonable requests of the relevant financiers;

(B) providing assistance that is reasonably required by the Project Entities in connection with the satisfaction of customary conditions precedent to the utilisation of the financing provided by such financiers; and

(C) if necessary, providing all required consents and authorisations for the establishment and perfection of first ranking security interests in relation to the Project.

The Purchaser acknowledges and agrees that the Project Company shall have the sole and exclusive right to manage the Senior Financing Process.

8.7 Intra-Group Loan Guarantor-Specific Covenants

Unless otherwise agreed by the Purchaser, the Seller shall procure that each Intra-Group Loan Guarantor (other than ANR RP) shall, from the date of this Agreement or, if later the date of its entry into an Intra-Group Loan Guarantee, not transact or carry on any business, or incur any present or future liability, obligations or Debt (whether actual or contingent) incurred in any capacity, other than in relation to its ownership or funding of the Project Company or as otherwise expressly permitted under the terms of the Senior Financing as at the date of this Agreement or the Key Transaction Documents.

9. REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties of the Seller

(A) The Seller, acknowledging that the Purchaser is entering into this Agreement in reliance thereon, represents and warrants in respect of itself as at the date of this Agreement, on the Prepayment Date and on the first Transfer Date to occur in accordance with Clause 7.6 (Procedure for Transfer) for the benefit of the Purchaser that:

(1) it, the Project Company and each Intra-Group Loan Guarantor is validly incorporated, organised and subsisting in accordance with the Applicable Laws of its place of incorporation;

(2) it, the Project Company and each Intra-Group Loan Guarantor has full power and capacity to enter into and perform its obligations under the Stream Documents to which it is a party;

(3) all necessary consents and authorisations for the execution, delivery and performance by it, the Project Company and each Intra-Group Loan Guarantor of the Stream Documents to which it is a party in accordance with its terms have been obtained; and

(4) the execution, delivery and performance by it, the Project Company and each Intra-Group Loan Guarantor of the Stream Documents to which it is a party complies with its constitution and does not constitute a breach of any Applicable Law or obligation, or cause a default under any agreement by which it is bound.

(B) The Seller, acknowledging that the Purchaser is entering into this Agreement in reliance thereon, represents and warrants as at the date of this Agreement, on the Prepayment Date and on the first Transfer Date to occur in accordance with Clause 7.6 (Procedure for Transfer) for the benefit of the Purchaser that to the best of its and the Project Company's knowledge and belief (having made all due inquiries) and save as disclosed in writing on or prior to the first Transfer Date to occur in accordance with Clause 7.6 (Procedure for Transfer):

(1) the group structure chart most recently provided to the Purchaser by the Seller as at the date on which the representation and warranty is given under this Clause 9.1(8)(1) is true, complete and accurate in all material respects and shows the following information:

(a) each Group Member, including its current name, jurisdiction of incorporation and shareholding; and

(b) all minority interests in any Group Member and any person in which any Group Member holds shares in its issued share capital or equivalent ownership interest of such person;

(2) the Project Company is the legal and beneficial holder of a 100% interest in the Project Real Property, free of any Encumbrance (other than any Permitted Encumbrance);

(3) the Mining Licence is in good standing under Applicable Law, has been fully and effectively acquired by the Mining Licence Holder and (through the Operating Agreement) by the Project Company and the Mining Licence and the Operating Agreement are not liable to cancellation or forfeiture for any reason and, to the Seller's knowledge, it is not aware of any circumstances which may give rise to such cancellation or forfeiture;

(4) the Project Company has complied with all Applicable Laws in respect of the Project Real Property in all respects and all fees (including annual fees per hectare and state inspection fees), rents, rates, royalties (including statutory royalty and landowner's royalty), taxes and other similar payments due and payable in respect of all of the Mining Licence (including under the Operating Agreement) have been paid, in each case which, if not complied with or paid for, would have a Material Adverse Effect;

(5) the Project Company is not engaged in any litigation, arbitration or other proceeding concerning any of the Project Property and it is not aware of any pending or threatened litigation, arbitration or other proceeding concerning the Project Property, which, if successful, would have a Material Adverse Effect;

(6) to its knowledge there is no basis for any claim adverse to the right, title and interest of it to any of the Project Property, which, if successful, would have a Material Adverse Effect;

(7) apart from the Key Transaction Documents, as required by Applicable Law or otherwise as permitted in this Agreement, there are no agreements, arrangements, understandings, rights or options to acquire or purchase any of the Project Property or any portion thereof or any interest therein (including any Encumbrance) (in each case with a value in excess of US$[Redacted - Commercially Sensitive Information]) or any claim to any royalty or other interest in any of the Project Property or production therefrom (in each case with an aggregate value in excess of US$[Redacted - Commercially Sensitive Information]) and no person other than the Project Company has any right, title, interest or claim whatsoever in the Project Property (with a value in excess of US$[Redacted - Commercially Sensitive Information]) or in production (with an aggregate value in excess of US$[Redacted - Commercially Sensitive Information]) from the Project Property, in each case subject to the Operating Agreement and the Shareholders Agreement;

(8) so far it is aware, no Group Member or any of their respective Affiliates is party to any material dispute with any local community or any landowner, and no local community or landowner has or claims to have any rights, that could materially affect or impede the use of or access to any Project Property or materially hinder or delay the Project;

(9) the Project Company holds all Material Project Authorizations and Mining Licence required from any Governmental Body (where relevant, via the Operating Agreement) to own its interest in the relevant Project Property, to conduct Mining Operations on the relevant Project Property, and to access the relevant Project Property;

(10) the Project Company has full and continuous access to the Project Real Property for the performance of exploration, development and mining and related works on the Project Real Property, in each case, as required in order to ensure that the Project is constructed, developed and operated in accordance with the Mine Plan and no material event of default exists under the arrangements governing such rights of access to such Project Property where, in each case, such default would give rise to a Material Adverse Effect;

(11) the Project Company has entered into all Material Contracts required at the time such representation and warranty is made or given for the Project and such Material Contracts to which it or any Group Member is a party or by which any of them are otherwise bound as at the date of this representation are in full force and effect and constitute valid and enforceable obligations of the parties thereto;

(12) neither the Project Company nor, to the Seller's knowledge, any other Person, is in default in any material respect in the observance or performance of any term, covenant or obligation under any Material Contract in respect of the Project, any Mining Operations or any financing or indebtedness in respect of the Project (including the Senior Financing), and, to the Seller's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default which would give rise to a Material Adverse Effect;

(13) the Project Company has not received notice of any intention to terminate any such contract referred to in Clauses 9.1(8)(11) and/ or 9.1(8)(12) above or to repudiate or disclaim any transaction contemplated thereby;

(14) all of the insurance policies relating to the business of every Group Member are held in the name of the relevant Group Member, and:

(a) such insurance policies provide sufficient and adequate cover and protection for each Group Member and its business operations in connection with the Project;

(b) all such insurance policies are in full force and effect;

(c) all premiums payable to date have been paid and, to the Seller's knowledge, there are no circumstances which might lead to the insurers avoiding any liability under them in an amount greater than US$[Redacted - Commercially Sensitive Information];

(d) no Group Member has any outstanding claim under any such insurance in an amount greater than US$[Redacted - Commercially Sensitive Information]; and

(e) so far it is aware, there are no facts, matters or circumstances which would give rise to the non-renewal of any insurance policy in the future, or the renewal of any insurance policy subject to the imposition of onerous conditions not presently applicable;

(15) each Group Member has acted, and the Project and Mining Operations have been operated, in compliance in all material respects with all Applicable Laws, including health and safety and Environmental Laws and (at the time that the representation and warranty is given) each Group Member is acting in compliance with Good Industry Practice in all material respects and, to the Seller's knowledge, no event has occurred in connection with the Mining Operations which would constitute a material breach of Applicable Laws, including health and safety and Environmental Laws;

(16) all Taxes due and payable by a Group Member (whether or not shown due on any Tax returns and whether or not assessed (or reassessed) by the appropriate Governmental Body), excluding an amount not greater than NAO[Redacted - Commercially Sensitive Information] in aggregate, have been timely paid to the extent not disputed in good faith (and all Taxes disputed in good faith, in an amount greater than NAO [Redacted - Commercially Sensitive Information] in aggregate, have been disclosed in reasonable detail to the Purchaser and properly provisioned for in the relevant Person's accounts);

(17) all assessments and reassessments received by any Group Member in respect of material Taxes have been paid to the extent not disputed in good faith and all assessments and reassessments disputed in good faith have been disclosed in reasonable detail in writing to the Purchaser and properly provisioned for in the relevant Person's accounts;

(18) all Tax returns required by Law to be filed by or with respect to the Project Entities have been properly prepared and timely filed or alternatively in the event of non-disclosure, subsequent supplementary disclosures were made to the Namibian tax authorities in writing before the date of this Agreement ("Supplementary Disclosure"), and all such Tax returns viewed together with the relevant Supplementary Disclosures (including information provided therewith or with respect thereto) are true, complete and correct in all material respects, and no material fact or facts have been omitted therefrom which would make any such Tax returns viewed together with Supplementary Disclosures misleading;

(19) adequate provision has been made by the Project Entities in their respective financial statements for all Taxes for any period for which Tax returns are not yet required to be filed, or for which Taxes are not yet due or payable, up to the date of the financial statements;

(20) no Group Member nor any of any their directors, officers or employees is or has been the subject of any claim by any Governmental Body or any Person regarding any offence or alleged offence under any Anti-Corruption Laws, and, to the Seller's knowledge, no such claim has been threatened or is pending and there are no circumstances likely to give rise to any such claim;

(21) none of any Group Member's directors, officers or employees (excluding any Minority Shareholder's representatives) is a Public Official, and no Public Official has any legal or beneficial interest in any Stream Document or in any payments to be made by the Seller under any Stream Document;

(22) all transactions with any Related Party of a Group Member have been fully and fairly disclosed before the date of this Agreement and are permitted by this Agreement;

(23) no Seller Event of Default or Material Breach Event is continuing under any Stream Document;

(24) each of the Stream Documents will, when executed by each Group Member which is a party thereto, constitute its legal valid and binding obligations in accordance with its terms, subject to the Legal Reservations;

(25) it and each Group Member has, and their respective directors, officers and employees have, complied with all material Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to it or them or its or their activities, and no Group Member is or has been a Sanctioned Person or Sanctioned Entity; and

(26) all material information provided in the Data Room is true, complete and accurate in all material respects and is not misleading in any material respect and no information has been given to, or withheld from, the Purchaser or any Affiliate of the Purchaser (including any of their advisers) by a Group Member that results in such information provided in the Data Room being untrue or misleading in any material respect.

9.2 Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the "knowledge" of the Seller or the Project Company, it shall be deemed to refer to the actual knowledge of any director of the Seller or the Project Company (as applicable) and all information which ought to have been known by any of them after conducting a reasonable inquiry into the matters in question, whether or not any such inquiry was actually made.

9.3 Representations and Warranties of the Purchaser

The Purchaser represents and warrants as at the date of this Agreement (or, if later, the date on which it becomes party to this Agreement) for the benefit of the Project Entities that:

(A) it is validly incorporated, organised and subsisting in accordance with the Laws of its place of incorporation;

(B) it has full power and capacity to enter into and perform its obligations under the Stream Documents and the lntercreditor Agreement;

(C) all necessary consents and authorisations for the execution, delivery and performance by it of this Agreement in accordance with its terms have been obtained;

(D) its execution, delivery and performance of the Stream Documents and the lntercreditor Agreement complies with its constitution and does not constitute a breach of any Law or obligation, or cause a default under any agreement by which it is bound;

(E) no meeting has been convened, resolution proposed or order made for the winding up, or the appointment of an administrator, of it, and no mortgagee or chargee of it has taken, attempted to take or indicated an intention to exercise its rights under any security; and

(F) that it and its directors, officers and employees have complied with all material Anti- Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Person or its activities and that it is not and has not been a Sanctioned Person or Sanctioned Entity.

9.4 Status of Representations and Warranties

The representations and warranties set forth in this Clause 9 shall survive the execution and delivery of this Agreement.

10. SELLER EVENTS OF DEFAULT AND MATERIAL BREACH EVENTS

10.1 Events of Default

Each of the following events or circumstances that is continuing constitutes an event of default by the Seller (each, a "Seller Event of Default"):

[Redacted - Commercially Sensitive Information]

(1) the Seller fails to sell Refined Silver to the Purchaser or to Deliver Refined Silver to the Purchaser (in accordance with Clause 2.3) on the terms and conditions set forth in this Agreement within ten Business Days of the date upon which sale and Delivery is required hereunder; or

(2) the Seller fails to pay any amount due under this Agreement in excess of US$500,000 (calculated in aggregate, taking account of all other amounts not paid by the Seller when due to the Purchaser under this Agreement) (provided that no Seller Event of Default further to any of Clauses 10.1(C) to (F) is continuing) within 30 days of the date upon which payment is required hereunder;

(B) the Seller makes a Fundamental Warranty which is in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality), incorrect or incomplete when made or deemed to be made, and the circumstances giving rise to such incorrectness or incompleteness are not remedied, if capable of remedy, within a period of 60 days after the earlier of:

(1) delivery by the Purchaser to the Seller, as applicable, of written notice of such incompleteness or incorrectness; and

(2) the date a Project Entity or any Intra-Group Loan Guarantor became aware of such incompleteness or incorrectness;

(C) a Project Entity or any Intra-Group Loan Guarantor ceases to carry on its business or admits its inability, or fails, to pay its debts generally as they become due;

(D) a Project Entity or any Intra-Group Loan Guarantor becomes bankrupt, whether voluntarily or involuntarily, or becomes subject to any proceeding seeking liquidation, arrangement, monitorship, judicial management or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), relief of creditors or other procedure or the appointment of a receiver, liquidator, trustee or judicial manager or other similar officer over all or a material part of the Collateral, and such proceeding is not contested by the relevant Project Entity or Intra-Group Loan Guarantor (as applicable) diligently, in good faith and on a timely basis and dismissed or stayed within 45 Business Days of its commencement or issuance (for greater certainty, such 45 Business Day grace period shall not apply if a Project Entity or Intra-Group Loan Guarantor (as applicable) becomes bankrupt voluntarily or any such proceedings are initiated by a Project Entity or Intra-Group Loan Guarantor (as applicable));

(E) an order is made or a resolution is passed for the winding up, liquidation or dissolution of a Project Entity or any Intra-Group Loan Guarantor and such Order or resolution is not contested by such Project Entity or Intra-Group Loan Guarantor (as applicable) diligently, in good faith and on a timely basis and dismissed or stayed finally and irrevocably within 45 Business Days of its commencement or issuance (for greater certainty, such 45 Business Day grace period shall not apply if any such order is requested by such Project Entity or Intra-Group Loan Guarantor (as applicable) or any of their respective Affiliates);

(F) any Person takes possession of any material part of the Collateral by appointment of a receiver or receiver and manager;

(G)

(1) a Change of Control occurs that is not in compliance with Clause 7;

(2) a Transfer occurs in respect of all or an integral part of any of the Project or, until the Security Release Date, the Collateral, that is not in compliance with Clause 7; or

(3) an Encumbrance is created, incurred, assumed or exists in material breach of Clause 6.7(A)(7) (for the avoidance of doubt, any breach of such provision will be deemed material if: (a) the aggregate value of the Collateral subject to such Encumbrance(s); or (b) the value of the aggregate Debt secured by such Encumbrance(s) is, in either case, greater than US$1,000,000, provided however that, in each case, where such circumstance or event is capable of being remedied (it being understood that a Change of Control or Transfer in breach of Clause 7.2(G) shall not be capable of being remedied) and the relevant Project Entity is diligently pursuing a remedy, such circumstance or event shall not constitute a Seller Event of Default if the same is remedied to the satisfaction of the Purchaser (acting reasonably) within a period of 30 days after the earlier of: (x) delivery by the Purchaser to the relevant Project Entity of written notice of such circumstance or event; and (y) the date the relevant Project Entity became aware of such event or circumstance;

(H) any Governmental Body issues an Order to suspend or cancel a Material Project Authorization or the Operating Agreement or directly or indirectly expropriates, nationalizes, seizes, confiscates, appropriates, compulsorily acquires, intervenes or restricts (and/or any similar acts) any Project Entity (including the displacement of all or any part of the management), or a material part of the Project and such Order is not contested by such Project Entity, as applicable, diligently, in good faith and on a timely basis and dismissed or stayed finally and irrevocably within 45 Business Days of its commencement or issuance;

(I) it is or becomes unlawful, or any action taken by a Governmental Body makes it impractical or impossible, for any Project Entity or any Intra-Group Loan Guarantor to perform any of its material obligations under any Stream Document and such unlawfulness or action is not contested by such Project Entity or Intra-Group Loan Guarantor, as applicable, diligently, in good faith and on a timely basis and reversed, stopped or suspended within:

(1) if no Person is a party to the lntercreditor Agreement as a Senior Creditor (as defined in the lntercreditor Agreement or any Refinancing Equivalent) at that time, 60 Business Days; or

(2) if any Person is a party to the lntercreditor Agreement as a Senior Creditor (as defined in the lntercreditor Agreement or any Refinancing Equivalent) at that time, 45 Business Days,

in each case, of its commencement or occurrence;

(J) a Project Entity or any Intra-Group Loan Guarantor, or any officer or employee of any of them, is charged with, or proven to be, breaching any Anti-Money Laundering Laws, any Anti-Corruption Laws or any Sanctions and, in respect of any such officer or employee, the Project Entity's or Intra-Group Loan Guarantor's (as applicable) relationship with such officer or employee is not suspended or terminated within 20 days (or any such longer period required or provided for under Applicable Laws) of the Project Entity or Intra-Group Loan Guarantor (as applicable) acquiring actual knowledge of such proven breach;

(K) (i) as a result of the occurrence of an event of default thereunder, any Debt of a Project Entity (other than under any Intra-Group Loan Agreement or the Working Capital Facility Agreement) shall be declared to be due and payable in accordance with its terms prior to the stated maturity thereof, in each case in a principal amount of US$10,500,000 or, in the case of ANR RP Limited, US$20,000,000 or more and such Debt is not fully paid by the first to occur of: (x) the date which is 45 days after the earlier of: (1) delivery by the Purchaser to the Seller of written notice of such occurrence; and (2) a Project Entity becoming aware of such occurrence; or (y) the commencement of enforcement action in respect of such Debt; or (ii) any Debt of a Project Entity under any Senior Financing (other than under the Working Capital Facility Agreement or pursuant to any mandatory prepayment resulting from excess cash flow or the receipt of any disposal proceeds, insurance proceeds or liquidated damages proceeds) shall be declared to be due and payable in accordance with its terms prior to the stated maturity thereof, and as a result thereof, if instructed to do so in accordance with the lntercreditor Agreement, the Security SPV or the Offshore Security Agent may enforce some or all of the Transaction Security (as defined in the lntercreditor Agreement or any Refinancing Equivalent);

(L) any of the Security, any Stream Document, the lntercreditor Agreement, or any material obligation of any party (other than the Purchaser) under any of them, is repudiated by any party under any of them (other than the Purchaser), is not or ceases to be in full force and effect, or is invalidated or rendered unenforceable by any act, regulation or governmental action or is determined to be invalid by judgment of a final court or other judicial entity (or the times for appeal to such final court or other judicial entity have expired without appeals having been taken by any of the Group Members) or, in the case of the Security, to not constitute an Encumbrance in the Collateral (subject only to Permitted Encumbrances), except where any such event or circumstance is immaterial or is remedied within a period of 45 days after the earlier of: (1) delivery by the Purchaser to the Seller of written notice of such occurrence; and (2) the Project Entity becoming aware of such occurrence;

(M) any party other than the Purchaser fails to comply with a material obligation under the lntercreditor Agreement except where any such failure is remedied within a period of 60 days after the earlier of: (1) delivery by the relevant party to the Purchaser of written notice of such occurrence; and (2) the Project Entity becoming aware of such failure, which would have a material adverse effect on rights and/ or benefits of the Purchaser under the Stream Documents;

(N) a breach of Clause 6.7(A)(3) occurs, except where such breach is remedied within 30 days;

(O) except where permitted under Clause 6.8, the Project Company: (1) abandons the construction or operation of the Project; or (2) puts the Project or a material portion of the Project on care and maintenance for a continuous period of more than three years;

(P) the Project Company fails to obtain, or loses the right to or benefit of, a Material Project Authorization or the Operating Agreement, in each case which would have a Material Adverse Effect and, where such circumstance or event is capable of being remedied and the Project Company is diligently pursuing a remedy, such circumstance or event is not remedied within a period of 45 Business Days after the earlier of: (1) delivery by the Purchaser to the Project Company of written notice of such circumstance or event; and (2) the date the Project Company became aware of such event or circumstance; or

(Q) any:

(1) foreign exchange law or de facto law or rule, currency control or export restrictions are amended, enacted or introduced in the Republic of Namibia that has the effect of prohibiting, or restricting or delaying in any material respect any payment that any Group Member is required to make in accordance with the terms of any of the Stream Documents or the ability of any Group Member or the Purchaser to convert, transfer or repatriate cash outside the Republic of Namibia; or

(2) exchange control approval from the Bank of Namibia (in accordance with the Exchange Control Regulations) required for or in connection with the performance of any obligations under any Stream Document is cancelled, withdrawn, forfeited or revoked or any other action having similar effect is taken, which, in each case, has a material adverse effect on the Purchaser's rights or benefits under the Stream Documents or the Seller's rights or benefits under the Intra-Group Loan Agreements.

10.2 Remedies - Seller Events of Default

(A) Subject to 10.2(D), if a Seller Event of Default occurs and is continuing (subject to Clause 1.2(0)), the Purchaser shall have the right, upon written notice from the Purchaser to the Project Entities, at its option, to take any or all of the following actions (in each case, without double recovery):

(1) demand and promptly receive all Deliveries then owing by the Seller to the Purchaser (in accordance with Clause 2.3);

(2) claim and promptly receive all Losses of the Purchaser arising out of or in connection with such Seller Event of Default and, if applicable, related termination of this Agreement, which amount shall be immediately due and payable on demand, provided that:

(a) the Early Termination Amount has not been claimed in respect of the relevant Seller Event of Default under Clause 10.2(A)(3); and

(b) the amount of Losses recoverable in respect of a Seller Event of Default, shall be capped at the Early Termination Amount (calculated in accordance with paragraph (A) of such definition),

and the Purchaser may issue a Termination Notice in respect of such Seller Event of Default but shall not be required to issue such Termination Notice in order to exercise any rights under this Clause 10.2(A)(2);

(3) issue a Termination Notice and demand the Early Termination Amount, which amount shall be due and payable on demand 10 Business Days after the date of determination of the Early Termination Amount in accordance with Clause 10.3 in immediately available funds by direct deposit by the Seller to such bank account as is nominated by the Purchaser in the Termination Notice;

(4) until the Security Release Date, enforce any of the Security or otherwise exercise any of its rights under or in connection the Security Documents subject to, and in accordance with, the provisions of the lntercreditor Agreement; and

(5) demand and promptly receive all of the Purchaser's costs of enforcing rights in connection with such Seller Event of Default and taking any of the actions under or in connection with this Clause 10.2(A) which amount shall be immediately due and payable on demand.

(B) The Parties hereby acknowledge and agree that, in respect of any exercise of rights under Clause 10.2(A)(3):

(1) the Purchaser will be damaged by a Seller Event of Default;

(2) it would be impracticable or extremely difficult to fix the actual Losses resulting from a Seller Event of Default;

(3) any sums payable in accordance with Clause 10.2(A)(3) with respect to a Seller Event of Default are in the nature of liquidated damages, not a penalty, and are fair and reasonable; and

(4) all amounts payable in accordance with Clause 10.2(A)(3) with respect to a Seller Event of Default represent a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such Seller Event of Default in full and final satisfaction of all amounts owed in respect of such Seller Event of Default.

(C) For greater certainty, if the termination right under Clause 10.2(A)(2) or 10.2(A)(3) is not exercised, the rights and remedies of the Purchaser and the obligations of the Group Members or any successors following a realization hereunder shall continue in full force and effect.

(D) The Purchaser shall only have the right to give notice of exercise of remedies for a Seller Event of Default in respect of:

(1) Clause 10.1 (excluding Clauses 10.1(G)(1) and 10.1(G)(2)), until the date falling 12 months; and

(2) Clauses 10.1(G)(1) and 10.1(G)(2) until the date falling six months,

in each case, after the Seller notifies the Purchaser of such Seller Event of Default, provided that to the extent that the Purchaser is prevented or restricted by the lntercreditor Agreement (or any other intercreditor or subordination arrangement) from taking any of the actions set out in Clause 10.2(A) then the time period in Clause 10.2(0)(1) or 10.2(0)(2) (as applicable) shall be extended by the period of such prevention or restriction. Such notice from the Seller must be in the form set out in Schedule 2 (Form of Seller Event of Default I Material Breach Event Notice) and specifically identify, and provides all relevant details of, the relevant Seller Event of Default and the applicable deadline for notice of exercise of remedies and be given separately to any other notice on any matter.

(E) Subject to the legal enforceability of Clause 10.2 not being challenged by any Group Member or Intra-Group Loan Guarantor and subject to Clause 10.2(F), the Purchaser acknowledges and agrees that, without prejudice to the right to seek injunctions, specific performance or other equitable remedies or the Purchaser's rights as a creditor in any insolvency or judicial management or restructuring process, the remedies set out in Clause 10.2 shall be the sole remedies of the Purchaser for any Seller Event of Default and the Purchaser shall have no additional right or remedy arising by common law (including, without limitation, any common law right of termination), by statute or otherwise under any Applicable Law.

(F) The Parties acknowledge that claims and remedies under this Clause 10.2 are separate from, and in addition to, rights under Clauses 12, 13 (subject in all cases to Clause 13.3) and 14.14.

10.3 Determination of Mine Plan and Early Termination Amount

(A) If the Purchaser issues a Termination Notice and demands the Early Termination Amount in accordance with Clause 10.2(A)(3):

(1) the Seller shall, within 10 Business Days from the date it receives the Termination Notice, procure that the Project Company delivers to the Purchaser an Early Termination Amount figure calculated on the basis of the then most recent Mine Plan delivered to the Purchaser under Clause 5.1(B) (the "Base Mine Plan"); and

(2) if the Seller does not procure that the Project Company delivers to the Purchaser an Early Termination Amount figure within the 10 Business Day period referred to in Clause 10.3(A)(1), the Purchaser may deliver to the Seller an Early Termination Amount figure calculated on the basis of the Base Mine Plan,

(such Early Termination Amount figure proposed by the Seller or the Purchaser, the "Proposed Early Termination Amount").

(B) Upon receipt or delivery (as applicable) of the Proposed Early Termination Amount, the Purchaser may, upon 10 Business Days' written notice (an "Audit Notice") to the Seller and at its own cost, appoint a qualified and recognised mining engineer to inspect and conduct an audit of the Base Mine Plan and the methods and practices used by the Seller in preparing the Base Mine Plan.

(C) If, within one month of the date of the Audit Notice, the Purchaser provides written notice (an "Adjustment Notice") to the Seller of any adjustments required to the Proposed Early Termination Amount on the basis of a determination by the auditor that the Base Mine Plan has:

(1) any miscalculation or error that has an impact on the calculation of the Proposed Early Termination Amount; or

(2) not been prepared in accordance with the standards in accordance with Good Industry Practice,

the Seller shall, on being provided with a copy of the report of the Purchaser's auditor, make a corresponding adjustment to the Proposed Termination Amount, which adjusted amount shall be the Early Termination Amount for the purpose of Clause 10.2(A), unless the Seller delivers an Adjustment Dispute Notice to the Purchaser in relation to the Adjustment Notice within one month of receiving such Adjustment Notice. If the Seller delivers an Adjustment Dispute Notice, the dispute resolution procedures set out in Clause 14.2 (Determination of Adjustment Dispute Notice) shall apply.

(D) If the Purchaser does not submit to the Seller an Audit Notice or an Adjustment Notice within the relevant periods set out in Clauses 10.3(B) or 10.3(C) (as applicable), the initial Proposed Early Termination Amount submitted by the Seller or by the Purchaser (as applicable) shall be the final Early Termination Amount for the purpose of Clause 10.2(A).

(E) If the final Early Termination Amount payable by the Seller is established by audit or pursuant to an Adjustment Dispute Notice to be greater than the initial Proposed Early Termination Amount by [Redacted - Commercially Sensitive Information]% or more, the Seller shall immediately on demand pay the costs of the audit to the Purchaser. In all other circumstances, the Purchaser shall bear the costs of the audit.

10.4 Material Breach Events

Until the Security Release Date only, each of the following events or circumstances that is continuing constitutes a material breach by the Seller (each, a "Material Breach Event"):

[Redacted - Commercially Sensitive Information] other than as provided for elsewhere in Clause 10.1 (Events of Default), the Seller is in breach or default of any other terms or any of its other covenants or obligations set forth in this Agreement or any other Stream Document in any material respect (or in any respect in case of terms, covenants or obligations that are qualified by materiality) and which breach or default causes a Material Adverse Effect, which breach or default is not remedied within a period of 60 Business Days after the earlier of: (1) delivery by the Purchaser to the Seller of written notice of such breach or default; and (2) the date the Seller became aware of such breach;

(B) the Seller makes any representation or warranty (other than a Fundamental Warranty in respect of which a Seller Event of Default under Clause 10.1(B) arises) under any Stream Document which is, in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality), incorrect or incomplete when made or deemed to be made and the circumstances giving rise to such incorrectness or incompleteness are not remedied, if capable of remedy, within a period of 60 days after the earlier of: (1) delivery by the Purchaser to the Seller of written notice of such incompleteness or incorrectness; and (2) the date the Seller became aware of such incompleteness or incorrectness; and

(C) a final judgment, order, writ of execution, garnishment or attachment or similar process for an amount in excess of US$15,000,000 is issued or levied against a Project Entity or any material portion of the Project Real Property, provided that: (1) all rights of appeal have been exhausted or all deadlines for appeal have expired without appeals having been taken by any of the Group Members; and (2) such final judgment, order, writ of execution, garnishment or attachment or similar process would have a Material Adverse Effect.

10.5 Remedies - Material Breach Event

(A) If a Material Breach Event occurs and is continuing (subject to Clause 1.2(0)), the Purchaser shall have the right, upon written notice from the Purchaser to the Project Entities, at its option, to take any or all of the following actions (in each case, without double recovery):

(1) claim and promptly receive all Losses of the Purchaser arising out of or in connection with such Material Breach Event which amount shall be immediately due and payable on demand; and

(2) demand and promptly receive all of the Purchaser's costs of enforcing rights in connection with such Material Breach Event and taking any of the actions under or in connection with this Clause 10.5 which amount shall be immediately due and payable on demand.

(B) Subject to the legal enforceability of Clause 10.5 not being challenged by the Seller, and subject to Clause 10.5(D), the Purchaser acknowledges and agrees that, without prejudice to the right to seek injunctions, specific performance or other equitable remedies or rights of the Purchaser as a creditor in any insolvency or judicial management or restructuring process, the remedies set out in Clause 10.2 shall be the sole remedies of the Purchaser for any Material Breach Event and the Purchaser shall have no additional right or remedy arising by common law (including, without limitation, any common law right of termination), by statute or otherwise under any Applicable Law.

(C) The Purchaser shall only have the right to exercise remedies for a Material Breach Event in respect of Clause 10.4(B) until the date falling 12 months after the Seller notifies the Purchaser of such Material Breach Event, provided that, to the extent that the Purchaser is prevented or restricted by the lntercreditor Agreement (or any other intercreditor or subordination arrangement) from taking any of the actions set out in this Clause 10.5, then such 12 month period shall be extended by the period of such prevention or restriction. Such notice from the Seller must be in the form set out in Schedule 2 (Form of Seller Event of Default I Material Breach Event Notice) and identify specifically, and provide all relevant details of, the relevant Material Breach Event and the applicable deadline for notice of exercise of remedies and be given separately to any other notice on any matter.

(D) The Parties acknowledge that claims and remedies under this Clause 10.5 are separate from, and in addition to, rights under Clauses 12, 13 (subject in all cases to Clause 13.3) and 14.14.

11. PURCHASER EVENTS OF DEFAULT

11.1 Events of Default

Each of the following events or circumstances constitutes an event of default by the Purchaser (each, a "Purchaser Event of Default"):

(A) the Purchaser fails to pay any portion of the Prepayment Amount to the Seller in accordance with this Agreement where all of the applicable conditions in Clause have been satisfied or waived (any such unpaid Prepayment Amount, the "Unpaid Prepayment Amount") and such breach is not remedied within a period of ten Business Days following the due date for payment of such amount;

(B) the Purchaser fails to pay any amount due under this Agreement (other than the Unpaid Prepayment Amount) and such breach is not remedied within a period of ten Business Days following the due date for payment of such amount;

(C) the Purchaser:

(1) ceases or threatens to cease to carry on its business or admits its inability, or fails, to pay its debts generally as they become due or an order is made or a resolution is passed for the winding up, liquidation or dissolution of in respect of the Purchaser and such order is not contested by the Purchaser, diligently, in good faith and on a timely basis and dismissed or stayed within 60 Business Days of its commencement or issuance (for greater certainty, such 60 Business Day grace period shall not apply if any such order is requested by the Purchaser);

(2) becomes bankrupt, whether voluntarily or involuntarily, or becomes subject to any proceeding seeking liquidation, arrangement, monitorship, relief of creditors or the appointment of a receiver, liquidator or trustee, and such proceeding is not contested by the Purchaser, as applicable, diligently, in good faith and on a timely basis and dismissed or stayed within 60 Business Days of its commencement or issuance (for greater certainty, such 60 Business Day grace period shall not apply if the Purchaser becomes bankrupt voluntarily or any such proceedings are initiated by the Purchaser); or

(3) becomes a Sanctioned Person or Sanctioned Entity;

(D) the Purchaser makes any representation or warranty under any Stream Document which is, in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality), incorrect or incomplete when made or deemed to be made and the circumstances giving rise to such incorrectness or incompleteness are not remedied, if capable of remedy, within a period of 60 days after the earlier of: (1) delivery by the Seller to the relevant Purchaser of written notice of such incompleteness or incorrectness; and (2) the date the relevant Purchaser became aware of such incompleteness or incorrectness; and

(E) the Purchaser fails to comply with Clause 8.5(C) (/ntercreditor Agreement and Subordination) or Clause 8.6 (Cooperation with Senior Financing Process) of this Agreement or clause 20.3 (Additional Debt and lntercreditor Arrangements) of the lntercreditor Agreement.

11.2 Remedies

(A) If a Purchaser Event of Default described in Clause 11.1(A) has occurred and is continuing for more than 5 days, then the Project Entities shall have the right to, without interest or penalty:

(1) unless the Purchaser affected by such Purchaser Event of Default has Transferred all of its rights and obligations under the Stream Documents to another Person in accordance with Clause 7.4 and the outstanding amount has been paid in full by the earlier of 60 days from: (1) the Seller notifying the Purchaser of such Purchaser Event of Default; or (2) the Purchaser becoming aware of such Purchaser Event of Default, terminate this Agreement with respect to such Purchaser who has committed such Purchaser Event of Default by written notice to the Purchaser, and demand all damages and losses suffered or incurred as a result of the occurrence of such Purchaser Event of Default and termination; and/or

(2) suspend the performance of all or any of its Refined Silver Delivery obligations further to Clause 2.3(A) until the relevant amount (where applicable) is fully and unconditionally paid (including by a Transferee of the Purchaser), subject to giving prior written notice of such suspension to the Purchaser.

(B) If this Agreement has been terminated in respect of the Purchaser pursuant to Clause 11.2(A)(1), such termination shall be subject to the Seller, within 180 Business Days of the date of termination, fully and unconditionally refunding to the Purchaser an amount equal to the Uncredited Balance (if any) at the date of such termination or (if it is not lawful for the Seller to refund such amount) placing such amount in escrow on terms acceptable to the Purchaser and Seller (each acting reasonably) (together, the "Refund Obligation"). Following such termination, the Purchaser shall cease to have any rights or liabilities under or in connection with the Stream Documents, other than the Refund Obligation.

With effect from such refunding or placing in escrow of the Uncredited Balance, or such termination if the Uncredited Balance is zero at the time of termination, then:

(1) the Prepayment Amount; and

(2) the percentage and number of ounces of Refined Silver in the definition of "Designated Metal Percentage",

shall be reduced to zero (except to the extent that any of the same are required for the calculation of the Uncredited Balance). If the refunded amount has been placed in escrow, then the Seller shall provide reasonable assistance (subject to Applicable Law) in procuring the release of such funds from escrow and the making of payment to the Purchaser.

(C) If the Seller has suspended this Agreement pursuant to Clauses 11.2(A)(2) or 11.2(0) following a Purchaser Event of Default:

(1) its Refined Silver Delivery obligations further to Clause 2.3(A) shall be suspended until the Purchaser has remedied such Purchaser Event of Default in full; and

(2) any ounces of Refined Silver in respect of which sale and Delivery is suspended further to Clauses 11.2(A)(2) or 11.2(0) shall nonetheless be deemed to have been sold and Delivered when calculating the number of ounces of Refined Silver that have been Delivered in accordance with this Agreement, provided that, if the Purchaser (or a transferee of the Purchaser) pays the relevant outstanding amount in full, the Seller's obligations under this Agreement shall recommence as of the date of such payment; provided further that, for greater certainty, the Seller shall not be obligated to make, for the benefit of the Purchaser (or transferee of the Purchaser), any additional Deliveries of Refined Silver or payments in respect of the period during which such suspension was in effect.

(D) If a Purchaser Event of Default described in Clauses 11.1(B) or 11.1(C) has occurred, then the Seller shall have the right to, without interest or penalty, suspend the performance of all or any of its Refined Silver Delivery obligations further to Clause 2.3(A) to the Purchaser until the relevant amount (where applicable) is fully and unconditionally paid (including by a Transferee of the Purchaser), subject to giving prior written notice of such suspension to the Purchaser and / or claim and demand all damages and losses suffered or incurred by it as a result of the occurrence of such Purchaser Event of Default, provided that this shall not require the Seller to receive or accept any funds in breach of any Sanctions or Applicable Law.

(E) If a Purchaser Event of Default under Clause 11.1(C) has occurred and is continuing, unless the Purchaser has Transferred all of its rights and obligations under the Stream Documents to another Person in accordance with Clause 7.4 by the earlier of 60 days from: (1) the Seller notifying the Purchaser of such Purchaser Event of Default; or (2) the Purchaser becoming aware of such Seller Event of Default, then, unless the then-current Prepayment Amount has been paid in full or the Prepayment Long Stop Date has occurred (but provided that such exception shall not be applicable in relation to a Purchaser Event of Default under Clause 11.1(C)(3)), the Seller, without interest or penalty, may terminate this Agreement in respect only of the Purchaser by written notice to the Purchaser. Such termination shall be subject to the Seller, within 180 Business Days of the date of termination, fully and unconditionally refunding to the Purchaser an amount equal to the Uncredited Balance (if any) at the date of such termination or (if it is not lawful for the Seller to refund such amount) placing such amount in escrow on terms acceptable to the Purchaser and Seller (each acting reasonably) (together the "Refund Obligation"). Following such termination, the Purchaser shall cease to have any rights or liabilities under or in connection with the Stream Documents, other than the Refund Obligation. With effect from the date of such refunding or placing in escrow of the Uncredited Balance, or the date of such termination if the Uncredited Balance is zero at the time of termination, then:

(1) the Prepayment Amount; and

(2) the percentage and number of ounces of Refined Silver in the definition of "Designated Metal Percentage",

shall be reduced to zero (except to the extent that any of the same are required for the calculation of the Uncredited Balance). If the refunded amount has been placed in escrow, then the Seller shall provide reasonable assistance (subject to Applicable Law) in procuring the release of such funds from escrow and the making of payment to the Purchaser.

(F) If a Purchaser Event of Default under 11.1(D) has occurred and is continuing, the Seller shall have no right to terminate, rescind, cancel, suspend or treat as terminated or discharged this Agreement, but shall be entitled to all other remedies available to it against the relevant Purchaser under this Agreement or at law or in equity.

(G) If a Purchaser Event of Default under Clause 11.1(E) has occurred and is continuing, then the Seller shall have the right to, without interest or penalty:

(1) suspend the performance of all or any of its Refined Silver Delivery obligations further to Clause 2.3(A) and any other obligations under this Agreement until such time such Purchaser Event of Default has been remedied or waived by the Seller. Promptly following remedy or waiver, the suspended Deliveries of Refined Silver shall be made, and other obligations performed, in full. Any ounces of Refined Silver in respect of which sale and Delivery is suspended further to this Clause 11.2(G) shall not be deemed to have been sold and Delivered when calculating the number of ounces of Refined Silver that have been Delivered in accordance with this Agreement until actually sold and Delivered; or

(2) terminate this Agreement by providing 30 days' prior written notice to the Purchaser.

12. TAXES

12.1 Taxes

(A) All Deliveries of Refined Silver and any other payments and transfers of property of any kind made under this Agreement or any other Stream Document by or on behalf of the Seller shall be made free and clear and without any present or future deduction, withholding, charge, levy or imposition for or on account of any Taxes, except as required by Applicable Laws. Subject to Clause 12.1(D), all Taxes, if any, as are required by Applicable Laws to be deducted, withheld, charged, levied, collected or imposed on any Person on or with respect to any such Delivery, payment, deemed payment or transfer made by or on behalf of the Seller shall be paid by the Seller by Delivering or paying to the Purchaser, in addition to such Delivery, payment, deemed payment or transfer, such additional Delivery, payment or transfer as is necessary to ensure that the net amount received by the Purchaser (net of any such Taxes, including any Taxes required to be deducted, withheld, charged, levied, collected or imposed on any such additional amount) equals the full amount that the Purchaser would have received had no such deduction, withholding, charge, levy, collection or imposition been required.

(B) Subject to Clause 12.1(D), if, as a result of it entering into any Key Transaction Document or any other arrangement pursuant thereto or contemplated therein to which the Purchaser (or an Affiliate of the Purchaser) and a Group Member is a party (but not any other unconnected arrangement with third parties or Group Member(s) to which the Purchaser or any of its Affiliates is a party from time to time), the Purchaser becomes liable for any Tax in any Group Jurisdiction (including Namibian income tax or VAT or other value-added, sales, goods and services or similar taxes), and as a result Taxes are imposed in any Group Jurisdiction, on any Deliveries, payments or deemed payments under or in connection with any Key Transaction Document or any other arrangement pursuant thereto or contemplated therein or on the Purchaser as a result of such Person entering into any of the Key Transaction Documents, the Project Entities shall indemnify the Purchaser for such Tax and any costs incurred in connection with such Tax, and the indemnity payment shall be increased as necessary so that, after the imposition of any Tax on the indemnity payment (including Tax in respect of any such increase in the indemnity payment), the Purchaser shall receive an amount equal to the full amount of such Taxes for which it is liable. A certificate as to the amount of such payment or liability delivered to the Seller by the Purchaser shall be conclusive absent manifest error.

(C) The Purchaser shall use commercially reasonably endeavours to pursue any tax refund or rebate to which it is entitled in respect of any Taxes as to which it has been indemnified by the Seller or with respect to which the Seller has paid additional amounts pursuant to this Clause 12.1 or that, because of the payment of such Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it. If the Purchaser receives a refund or rebate of any Taxes as to which it has been indemnified by the Seller or with respect to which the Seller has paid additional amounts pursuant to this Clause 12.1 or that, because of the payment of such Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay, within 10 Business Days of receipt of such refund or rebate, to the Seller an amount equal to such refund or rebate (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Clause 12.1 with respect to the Taxes giving rise to such refund or rebate), net of all out-of-pocket expenses of the Purchaser and without interest (other than any net after-Tax interest paid by the relevant Governmental Body with respect to such refund or rebate). The Seller, upon the request of the Purchaser, agrees to repay, within 10 Business Days of receipt of such request, the amount paid over to it to the Purchaser if the is required to repay such refund or rebate to such Governmental Body. Without prejudice to Clauses 12.1(A) and 12.1(B), the Parties agree, if reasonably requested by the Seller, to reasonably cooperate to try and ensure that no more Taxes, duties or other charges are payable by the Seller by virtue of the Stream Documents than as are applicable under Applicable Law. This Clause 12.1(C) shall not be construed to require that the Purchaser: (1) make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person; (2) make any amendments to any Stream Document; (3) take or procure the taking of any action which might constitute a Purchaser Excluded Taxes Event, a Transfer or a Change of Control; or (4) arrange its affairs in any particular manner, save to the extent required in order to comply with the terms of this Agreement.

(D) The Seller shall not be responsible pursuant to Clause 12.1(A) or Clause 12.1(8):

(1) for any Excluded Taxes where, for these purposes, "Excluded Taxes" means any of the following:

(a) any Taxes to the extent that such Taxes are recovered by the Purchaser by way of tax refund or rebate;

(b) any Taxes imposed or collected by a jurisdiction by reason of the Purchaser being incorporated or resident in that jurisdiction, carrying on business in, or having a permanent establishment or a connection with that jurisdiction (other than where such Tax is imposed on or collected by any Group Jurisdiction and such Tax arises solely in connection with entering into, benefitting from or enforcing rights under any Key Transaction Document) or participating in a transaction separate from any of the Key Transaction Documents in that jurisdiction, in each case determined by application of the laws of that jurisdiction; or

(c) any Taxes imposed or collected by a jurisdiction by reason of the Purchaser designating a metal account or accounts in a jurisdiction other than England for Deliveries further to Clause 2.3(8) unless the Purchaser was prohibited by Applicable Law from using a metal account(s) in England for such Deliveries (other than as a result of its own breach of Applicable Law), to the extent that the amount of such Taxes exceeds that which would have been applicable had such account(s) been in England; or

(2) for any Incremental Purchaser Excluded Taxes, arising solely as a result of a Purchaser Excluded Tax Event that occurs at any time after the date of the Agreement, where, for these purposes, "Incremental Purchaser Excluded Taxes" means any amount that the Seller would be required under Clause 12.1(A) or Clause 12.1(8) to pay to the Purchaser which would be in excess of the amount that the Seller would have been required to pay under Clause 12.1(A) or Clause 12.1(8) (after taking into account any previous application of this Clause 12.1(D), if applicable) if such payment was made on the day before the Purchaser Excluded Tax Event occurred, such excess to be determined based on:

(a) the jurisdiction of incorporation and domicile of the Purchaser, in respect of which the Purchaser Excluded Tax Event is occurring, as at the day before such Purchaser Excluded Tax Event occurred; and

(b) the Applicable Law applicable to the Purchaser and/or the Seller (as at the day before the Purchaser Excluded Tax Event),

but, in all circumstances, disregarding for the purposes of the calculation of such excess:

(i) the jurisdiction of incorporation, domicile of and any circumstances of and / or Applicable Law applicable to, any direct or indirect shareholder of or investor in the Purchaser (together, "Investor Circumstances"); and

(ii) any Applicable Law applicable to the Purchaser as a result of Investor Circumstances,

in each case as at the day before such Purchaser Excluded Tax Event. Notwithstanding the foregoing provisions of this Clause 12.1, in no circumstances shall: (x) any additional Taxes arising as a result of a change in Applicable Law occurring after the day before the relevant Purchaser Excluded Tax Event be Excluded Taxes; and (y) any Seller liability for VAT (or other value-added, sales, goods and services or similar taxes), in respect of fees for professional services provided to the Purchaser in connection with the enforcement of rights under or in connection with the Stream Documents, be limited or excluded by this Clause 12.1.

(E) The Seller represents and warrants that, as at the date of this Agreement, the Group Jurisdiction(s) in respect of the Seller is Jersey and in respect of the Project Company is Namibia.

(F) The Original Purchaser represents and warrants that, as at the date of this Agreement, it is incorporated and has a permanent establishment in Jersey.

(G) Unless notified under another provision of this Agreement or otherwise, the Purchaser shall promptly notify the Seller of any Purchaser Excluded Tax Event occurring from time to time and provide all relevant information in respect of such Purchaser Excluded Tax Event, including, without limitation, the jurisdiction of incorporation and domicile of the Purchaser in respect of which the Purchaser Excluded Tax Event is occurring.

13. INDEMNITIES

13.1 Indemnity of the Project Entities

Subject to Clause 13.3, the Seller agrees to indemnify and hold the Indemnified Parties harmless from and against any and all Losses suffered or incurred by any of them as a result of a claim by a Person (who is not a current or former Purchaser or any of its Affiliates) against any of them, in respect of, or arising as a consequence of:

(A) any breach or inaccuracy of any representation or warranty of the Seller contained in this Agreement or the other Stream Documents to which it is a party, including without limitation the representations and warranties set forth in Clause 9.1 hereto, or in any document, instrument or agreement delivered pursuant hereto or thereto;

(B) any breach, including breach due to non-performance, by the Seller of any covenant or agreement to be performed by it contained in this Agreement or the other Stream Documents to which it is a party or in any document, instrument or agreement delivered pursuant hereto or thereto;

(C) the failure of any Project Entities, any Intra-Group Loan Guarantor or any Affiliate of any of them to comply with any Applicable Law;

(D) subject to Clause 5.1O(B), the physical environmental condition of the Project and matters of health and safety related to the Project or any action or claim brought with respect thereto (including conditions arising prior to the date of this Agreement);

(E) any failure by a Group Member to comply with Anti-Corruption Laws, the Anti-Money Laundering Laws, the Anti-Corruption Policy, or failure by the Seller to otherwise comply with its obligations under Clause 6.3 or any representation and warranty further to Clause 9.1(B)(25);

(F) any actual breach of any Environmental Laws by a Project Entity or in relation to the Project;

(G) an Environmental Claim;

(H) any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Environmental Claim and any other enquiry, investigation, subpoena (or similar order) or litigation in respect of any breach of any Environmental Law that has given or is reasonably likely to give rise to a liability for any Person indemnified further to this Clause 13; or

(I) the enforcement of the rights of an Indemnified Party under this Clause 13.1,

which relates to any Project Entity and/or any Intra-Group Loan Guarantor, any assets of a Project Entity and/or any Intra-Group Loan Guarantor or the operation of all or part of the business of any Project Entity and/or any Intra-Group Loan Guarantor and which would not have arisen had such Indemnified Party not entered into the Stream Documents and provided that the foregoing shall not apply to any Losses of an Indemnified Party to the extent they arise from the gross negligence or wilful misconduct of such Indemnified Party.

13.2 Non-Party Indemnified Persons

The Purchaser shall act as a trustee to its related Indemnified Parties under this Clause 13 to the extent indemnified under this Agreement and accepts this trust and will hold and enforce the covenants herein on behalf of such related Indemnified Parties.

13.3 No Double Recovery

To the extent that an Indemnified Party recovers damages or obtains payment or reimbursement under or in connection with any provision of this Agreement other than this Clause 13 in respect of any Loss, then such Indemnified Party shall not be entitled to recover the amount it has so recovered or been paid or reimbursed in respect of that Loss more than once under the indemnity in Clause 13.1.

14. GENERAL

14.1 Disputes and Arbitration

(A) Arbitration

(1) Any dispute, controversy or claim arising out of or in connection with this Agreement including any question regarding its existence, validity or termination (other than any matter which is subject to Clause 14.2 (Determination of Adjustment Dispute Notice))(a "Dispute") shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules of the London Court of International Arbitration (the "Arbitration Rules") (which are deemed to be incorporated by reference into this Clause 14.1). The number of arbitrators shall be three (3). The claimant shall nominate one (1) arbitrator for appointment by the LCIA Court and the respondent shall nominate one (1) arbitrator for appointment by the LCIA Court (in the Request and in the Response, respectively). To the extent that the claimant or respondent fails nominate an arbitrator for appointment by the LCIA Court in the Request and/or Response (as applicable), the relevant arbitrator shall be chosen and appointed by the LCIA Court. The third arbitrator, who shall be the president of the arbitral tribunal, shall be selected by the two co-arbitrators within thirty (30) days of their appointment. To the extent the third arbitrator is not selected by the end of this thirty (30) day period, such arbitrator shall be chosen and appointed by the LCIA. The seat of arbitration shall be London, England, and the language of arbitration shall be English. The award shall be final and binding upon the Parties and the costs of the arbitration shall be apportioned by the tribunal. Judgment on the award may be entered in any court having jurisdiction. The Emergency Arbitrator provisions in the Arbitration Rules shall not apply. This Clause 14.1 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

(2) The arbitration, including any settlement discussions between the Parties related to the subject matter of the arbitration, shall be conducted on a private and confidential basis and any and all information exchanged and disclosed during the course of the arbitration shall be used only for the purposes of the arbitration and any appeal therefrom. None of the Parties shall communicate any information obtained or disclosed during the course of the arbitration to any third party except to those experts or consultants employed or retained by, or consulted about retention on behalf of, such party in connection with the arbitration and solely to the extent necessary for assisting in the arbitration, and only after such persons have agreed to be bound by these confidentiality conditions. In the event that disclosure of any information related to the arbitration is required to comply with Applicable Law or court order, an application to a court for provisional remedies, or to satisfy that party's financial reporting obligations, the disclosing party shall promptly notify the other party of such disclosure, shall limit such disclosure to only that information so required to be disclosed and shall have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled.

(3) Any award of the tribunal and the reasons therefor shall also be kept confidential except: (a) as may reasonably be necessary to obtain enforcement thereof or for the purposes of any challenge or appeal therefrom; (b) for either party to comply with its disclosure obligations under Applicable Law; (c) to permit the Parties to exercise properly their rights under the Arbitration Rules; and (d) to the extent that disclosure is required to allow the Parties to consult with their professional advisors or to satisfy their financial reporting obligations.

(4) The arbitration agreement set out in this Clause 14.1 shall be governed by and construed in accordance with English law.

(B) Consolidated arbitration

(1) In order to facilitate the comprehensive resolution of related Disputes, all Disputes between any of the Parties in respect of this Agreement and/or any other related agreement to which the same Parties or their Affiliates or Related Funds are party may be consolidated into a single consolidated arbitration subject to the provisions of this Clause. If two or more arbitrations are commenced hereunder and/or under one or more such related agreements, any party named as claimant or respondent in any of these arbitrations may petition the arbitral tribunal appointed in the arbitration commenced first (the "First Tribunal") for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal (a "Consolidation Order"). The First Tribunal may only make a Consolidation Order in the following circumstances:

(a) all parties to all the arbitrations sought to be consolidated agree to consolidation; or

(b) the First Tribunal determines that: (i) there are issues of fact or law common to the arbitrations such that a consolidated arbitration would be more efficient than separate arbitrations; and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

All the parties to any such arbitrations consent to consolidation pursuant to a Consolidation Order and agree to waive any rights that they may have to object to arbitrators of the First Tribunal on the ground that they have not been nominated or appointed by such parties. In this Clause 14.1(B), "Related Fund" in relation to a fund (the "First Fund") means a fund which is managed or advised by the same investment manager or investment adviser as the First Fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the First Fund.

(C) The Parties' option to resolve Dispute through English Courts

(1) Notwithstanding Clause 14.1(A), the Party bringing a claim in respect of a Dispute shall be entitled at any time or by notice in writing to the other party to the Dispute to require that a Dispute be heard by a court of law instead of arbitration. If a Party gives such notice, the Dispute(s) to which such notice refers shall be determined in accordance with Clause 14.1(C)(2) below.

(2) The Parties agree that, where a Party gives notice to the other Party in accordance with Clause 14.1(C)(1) above, the courts of England shall have exclusive jurisdiction to settle such Dispute(s) and, for such purposes, the other Party irrevocably submits to the jurisdiction of such courts. Final judgment against the other Party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Republic of Namibia, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by Applicable Law.

(3) For the purposes of Clause 14.1(C)(2) above, the Parties agree that the courts of England are the most appropriate and convenient courts to settle such Disputes, and irrevocably waive any objection which they might now or hereafter have to the courts of England being nominated as the forum to hear and determine any such Disputes.

14.2 Determination of Adjustment Dispute Notice

Where the Seller delivers an Adjustment Dispute Notice to the Purchaser in accordance with Clause 10.3 (Determination of Mine Plan and Early Termination Amount), the contents of the relevant Adjustment Notice shall be determined by an Expert on the following basis:

(A) the reference to the Expert is made in accordance with, and subject to, the Appointing Authority;

(B) the Expert determination shall be conducted by a Person agreed to by the Parties or failing agreement within 14 days by the Person nominated by the Appointing Authority; and

(C) in making a determination:

(1) the Expert shall act in that capacity and not as an arbitrator;

(2) the Expert's finding is final and binding upon the Parties except in the case of fraud or manifest error;

(3) the Expert shall determine which Party or Parties should bear the costs of any such determination and in what proportion (and, in making this decision, the Expert shall consider the degree to which he or she considers such Party was unreasonable in failing to agree to the matter); and

(4) the Expert may employ consultants to carry out his or her duties.

14.3 Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

14.4 No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between the Purchaser and any of the Project Entities or any other Group Member.

14.5 Governing Law and Jurisdiction

(A) This Agreement and any non-contractual obligations arising from or connected with it shall be governed by English law and this Agreement shall be construed in accordance with English law.

(B) The uniform law on sales and the uniform law on formation to which effect is given by the uniform laws on International Sales Act 1967, the United Nations Convention on International Sales of Goods of 1980 and the United Nations Convention on Prescription (Limitation) in the International Sales of Goods of 1974 and the Amending Protocol of 1980 shall not apply to this Agreement or any other Stream Document.

14.6 Notices

(A) Unless otherwise specifically provided in this Agreement, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand to an officer or other responsible employee of the addressee or transmitted by facsimile transmission or other by electronic communication, addressed to:

(1) If to the Seller to:

Redacted – Personal Information] [Redacted – Personal Information]

Redacted – Personal Information] [Redacted – Personal Information]

Redacted – Personal Information] [Redacted – Personal Information]

(2) If to the Purchaser, the relevant contact details below or, if applicable, as provided by the Purchaser in connection with any Transfer to it.

Redacted – Personal Information] [Redacted – Personal Information]

Redacted – Personal Information] [Redacted – Personal Information]

Redacted – Personal Information]: [Redacted – Personal Information]

or at such other address, facsimile number or email address as such Party from time to time directs in writing to the other Party. Any notice or other communication given in accordance with this section, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 pm at of the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery.

(B) Any notice of communication which is transmitted by facsimile transmission or electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 pm at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

14.7 Press Releases

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning the entering into of this Agreement and none of the Parties or their Affiliates shall act in this regard without reasonable prior consultation with the other Parties, unless such disclosure is required to meet timely disclosure obligations of such Parties or their Affiliates under Applicable Laws in circumstances where prior consultation with the other Parties is not practicable, and a copy of such disclosure shall be provided to the other Parties at such time as it is made publicly available. If a Party make such a disclosure in breach of the foregoing provision, the other Party shall be entitled to issue a corrective public statement.

14.8 Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.

14.9 Beneficiaries

Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

14.10 Entire Agreement

This Agreement and the other Stream Documents together constitute the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, matters, undertakings or collateral agreements, express, implied or statutory, with respect to the subject matter hereof and thereof by or between the Parties (or by any of their respective employees, directors, officers, representatives or agents) other than as expressly set forth in this Agreement or the other Stream Documents.

14.11 Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

14.12 Successors

This Agreement and the other Stream Documents shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.

14.13 Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to replace any provision that is invalid, illegal or unenforceable with such other valid provision that most closely replicates the economic effect and rights and benefits of such impugned provision.

14.14 Costs and Expenses

(A) Except as otherwise provided for in this Agreement, and subject to paragraph (B), all costs and expenses incurred by a Party shall be for its own account.

(B) The Seller shall pay or shall procure that the Project Company shall pay all reasonable and documented costs and expenses (including, without limitation, all fees, expenses and disbursements of legal counsel):

(1) to the Original Purchaser on demand in connection with: (a) its due diligence investigations in connection with the transactions contemplated by this Agreement; and (b) the registration, maintenance or discharge of any Security in any public record office; and

(2) to the Purchaser on demand in connection with any actual or proposed amendment or modification of, or any waiver under, the Stream Documents, and all instruments supplemental or ancillary thereto, in each case, made at the request of the Seller, in each case, provided that the Purchaser shall use reasonable efforts to keep such costs and expenses to a minimum.

(C) The Seller shall be responsible for the costs and expenses of the Security SPV in connection with its establishment, administration, maintenance and the performance of its functions.

(D) The Seller shall pay all reasonable costs and expenses (including, without limitation, all fees, expenses and disbursements of legal counsel) of the Purchaser in connection with any exercise of rights pursuant to or compliance with the terms of Clause 7.2 (including any such costs and expenses incurred further to Clause 7.6 in connection with a Transfer or Change of Control permitted further to Clause 7.2).

(E) In connection with Clauses 8.6 and 12.1(C), the Seller shall reimburse the Purchaser for all reasonable costs and expenses (including legal fees) incurred by the Purchaser.

(F) Any costs and/or fees under or in connection with any Transfer and/or Change of Control permitted pursuant to Clause 7.4 shall, in each case, be for the account of the Purchaser only.

(G) The Seller shall, on demand, pay or procure that the Project Company shall pay all legal and other costs and expenses (including any stamp duty, registration or other similar taxes) incurred by the Purchaser or by any Receiver in connection with the Finco Security. This includes any costs and expenses relating to the enforcement or preservation of the Finco Security or the assets or shares which are subject to the Finco Security and any amendment, waiver, consent or release required in connection with the Finco Security.

14.15 Overdue Payments

Any payment or Delivery not made by a Party on or by any applicable payment or Delivery Date referred to in this Agreement shall incur interest from the due date until such payment or Delivery is paid or made in full at a per annum rate equal to [Redacted - Commercially Sensitive Information]% from and after the due date, calculated and paid monthly in arrears and compounded monthly if unpaid.

14.16 Set-Off

Provided that no Purchaser Event of Default is continuing, the Purchaser may set off any dollar amount or Refined Silver owed to the Purchaser by the Seller against any dollar amount owed by the Purchaser to the Seller under this Agreement or any Stream Document. Subject to Clause 2.6, any amount of Refined Silver set off and withheld against any non-payment by a Party shall be valued at the Silver Market Price as at two Business Days before the relevant Delivery Date and shall result in a reduction in an amount of Refined Silver otherwise to be Delivered by that number of ounces equal to the dollar amount set off divided by the Silver Market Price, as applicable, as at two Business Days before the relevant Delivery Date.

14.17 Third party rights

Except for any Indemnified Party, a Person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

14.18 Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement in electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

SIGNATURE PAGES TO THE SILVER STREAM AGREEMENT

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as a deed on the day and year first written above.

Original Purchaser

Executed as a deed by RP
SP (JERSEY) LTD acting by
ts attorney

Myra Craven	under a
power of attorney dated 21 October 2024	/s/ Myra Craven
RP SP (JERSEY) LTD by its attorney

 in the presence of:

/s/ Jarobus Stein
Signature of witness

Name of  witness: Jarobus Stein

Address of  witness: [Redacted – Personal Information]

Occupation of witness: [Redacted – Personal Information]

Seller

Executed as a deed by RP
FC (JERSEY) LTD acting by
ts attorney

Myra Craven	under a
power of attorney dated 21 October 2024	/s/ Myra Craven
RP FC (JERSEY) LTD by its attorney

 in the presence of:

/s/ Jarobus Stein
Signature of witness

Name of  witness: Jarobus Stein

Address of  witness: [Redacted – Personal Information]

Occupation of witness: [Redacted – Personal Information]

SCHEDULE 1 ORIGINAL PURCHASER

Original Purchaser	Commitment {USD)
RP SP (Jersey) Ltd	[Redacted - Commercially Sensitive Information]

SCHEDULE 2

FORM OF SELLER EVENT OF DEFAULT I MATERIAL BREACH EVENT NOTICE

To: [the Purchaser]

From: [•] as Seller

Date:

Dear Sirs

Silver Stream Agreement dated [•] 2024 between, inter alios, the Original Purchaser and the Seller (the "Silver Stream Agreement")

We refer to the Silver Stream Agreement. Terms defined in the Silver Stream Agreement have the same meaning in this notice.

We hereby notify you further to Clause [10.2(D)]/[10.4(C)] of the Silver Stream Agreement that:

(A) a [Seller Event of Default]/[Material Breach Event] has occurred further to Clause [10.1]/[10.3] of the Silver Stream Agreement. Such [Seller Event of Default]/[Material Breach Event] consists of: [specifically identify, and provides all relevant details of, the relevant Seller Event of Default/Material Breach Event]; and

(B) the deadline for giving notice of the exercise of any remedy further to Clause [10.2(D)]/[10.4(C)] of the Silver Stream Agreement is [ ], subject to any extension further to Clause [10.2(D)]/[10.4(C)] of the Silver Stream Agreement.

This notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

Signed

___________________

For and on behalf of the Seller

SCHEDULE 3

FORM OF STREAM TRANSFER CERTIFICATE

To: [the Purchaser]

From: [Transferor]

 [Transferee]

Date:

Dear Sirs

Silver Stream Agreement dated[•] 2024 between, inter alios, the Original Purchaser and the Seller (the "Silver Stream Agreement")

We refer to the Silver Stream Agreement. This certificate (the ''Transfer Certificate") shall take effect as a Stream Transfer Certificate for the purposes of the Silver Stream Agreement.

Terms defined in the Silver Stream Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

[Transferor] hereby transfers all or part of its rights and / or obligations referred to in the schedule hereto under the Silver Stream Agreement to [Transferee] with effect from the date of this Transfer Certificate. [•] is a company registered in [•] under company number [•] and having its registered office at [•].

[•j's administrative details for the purposes of the Silver Stream Agreement are as follows: Address:[•]

Address: [•]

Attention: [•]

Facsimile: [•]

Email: [•]

This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Transfer Certificate has been executed on the date written above.

[Transferor]
[•]

___________________

________________________________________
By:

Date:

[Transferee]
[•]

___________________

________________________________________
By:

Date:

SCHEDULE TO TRANSFER CERTIFICATE

Rights and Obligations to be Transferred